EXHIBIT 10.4

Execution Version

Certain identified information has been excluded from this exhibit because such information both (i) is not material and (ii) would likely cause competitive harm if publicly disclosed. Excluded information is indicated with brackets and asterisks.

LOAN AGREEMENT

Dated as of May 16, 2025

Between

REGENXBIO RS LLC,

as Borrower,

and

HCR RGNX ROYALTY SPV, LP,

as Lender

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-ii-

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Exhibits

Exhibit A Form of Assignment and Acceptance
Exhibit B Base Escrow Agreement
Exhibit C Form of Contribution Agreement
Exhibit D-1 Form of Initial Tranche Note
Exhibit D-2 Form of Subsequent Milestone Tranche Note
Exhibit D-3 Form of Subsequent Additional Tranche Note
Exhibit E-1 Form of Notice of Subsequent Milestone Tranche Borrowing
Exhibit E-2 Form of Notice of Subsequent Additional Tranche Borrowing
Exhibit F Form of Notice of Prepayment
Exhibit G Form of Pledge Agreement
Exhibit H Form of Security Agreement
Exhibit I Form of Warrant
Exhibit J Borrower’s Wiring Instructions
Exhibit K Lender’s Wiring Instructions
Exhibit L Forms of Tax Certificates
Exhibit M Existing License Agreements

Exhibit N Nippon Shinyaku Notice

Exhibit O UoM Notice

Schedules

Schedule 1.01 Illustrative Calculation

Schedule 4.02(a) Base Escrow Agreement Amendment Principles

Schedule 7.01(g) Borrower Proceedings

Schedule 7.01(k) Borrower Broker’s Fees

Schedule 7.01(m)(i) Listed Patents

Schedule 7.01(m)(iv) Listed Patents – Validity and Enforceability

Schedule 7.01(m)(vii) Listed Patents – No Infringement

Schedule 7.01(o)(iii) Existing License Agreements – Amendment & Waiver Proposals

Schedule 7.01(o)(x) Existing License Agreements – Audits

Schedule 7.02(f) Company Proceedings

Schedule 7.02(j) Company Broker’s Fees

Schedule 7.02(m) Material Contracts

Schedule 7.02(n)(i) In-License Agreements; Reports; Notices

Schedule 7.02(n)(v) In-License Agreements – Breaches

Schedule 7.02(n)(ix) In-License Agreements – Notices

Schedule 7.02(t) Insurance

Schedule 8.11(c) Licensed Product Jurisdictions

Schedule 8.12(a) Product-Specific Patents

Schedule 8.12(b) Zolgensma IT Product-Specific Patents

Schedule 12.01 Assignment

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This LOAN AGREEMENT (this “Agreement”) dated as of May 16, 2025, is entered into by and between REGENXBIO RS LLC, a Delaware limited liability company, as borrower (“Borrower”), and HCR RGNX ROYALTY SPV, LP, a Delaware limited partnership (“Lender”).

Capitalized terms not otherwise defined herein shall have the meanings set forth in, or by reference in, Article I below.

RECITALS

WHEREAS, Borrower has requested that Lender make the Initial Tranche Loan to Borrower on the Closing Date and Lender is willing to make the Initial Tranche Loan on the Closing Date, on the terms and subject to the conditions set forth herein;

WHEREAS, Borrower and Lender wish to set forth the terms for the Subsequent Milestone Tranche Loan, in the event that the Zolgensma IT Milestone Event is achieved and the parties effect the Subsequent Milestone Tranche Loan on the terms and subject to the conditions set forth herein;

WHEREAS, Borrower and Lender wish to set forth the terms for the Subsequent Additional Tranche Loan, in the event that Borrower and Lender desire to exercise their respective options to effect the Subsequent Additional Tranche Loan on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by the Parties as follows:

Article I.
CERTAIN DEFINITIONS

Section 1.01 Definitions. As used herein:

“Account Bank” means Citizens Bank, N.A. or such other bank or financial institution approved by Lender and Borrower.

“Accreted Principal” has the meaning set forth in Section 3.01(c).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Amortization Payments” means the principal payments of the Loan due under Section 4.03(b) hereof.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Entities applicable to such Person or any of its properties or assets.

“Assignee” means any other Person to which Lender has assigned or is assigning its rights and obligations hereunder, whether or in whole or in part.

“Assignment and Acceptance” means a written instrument of assignment in the form set forth in Exhibit A, executed by and between the parties to an assignment under Section 12.01 hereof.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S. or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Base Escrow Agreement” means that certain Master Escrow Agreement, dated as of December 24, 2020, by and between RPA Purchaser Rep and the Account Bank, attached as Exhibit B hereto.

“Bill of Sale” means the Bill of Sale and Assumption Agreement, dated as of the Closing Date, delivered by the Company to Borrower under the Contribution Agreement with respect to the “Transferred Assets” (as such term is defined in the Contribution Agreement).

“Borrower” shall have the meaning set forth in the preamble hereto.

“Borrower’s Organizational Documents” means the certificate of formation and operating agreement (or similar documents) of Borrower or the functional equivalent of the foregoing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s Office is located; provided that, with respect to notices and determinations in connection with, and payments of or with respect to the Loan, such day is also a U.S. Government Securities Business Day.

“Calendar Quarter” means, for the first calendar quarter, the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Capital Stock” of any Person means any and all shares, interests, memberships, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, and including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, and including, if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive an interest in the profits and losses of, or distributions of property of, such limited liability company, in each case whether outstanding on the date hereof or issued after the date hereof, but excluding any Indebtedness convertible into or exchangeable for such equity.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Entity or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Entity; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of the equity interests of the Company entitled to vote for members of its board of directors on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” means May 16, 2025.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in the Security Agreement.

“Collection Account” means the Escrow Account established and maintained at any Account Bank solely for the purpose of receiving remittance of receivables of Borrower pursuant to the Covered License Agreements and disbursement thereof as provided herein or in the RPA Transaction Documents, and any successor Collection Account entered into in accordance with Section 4.02 and the related Escrow Agreement.

“Commercialization” means, on a country-by-country basis, any and all activities with respect to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Licensed Products in the Territory, which shall include, as applicable, post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Licensed Products, importing, exporting or transporting the Licensed Products for sale, and regulatory compliance with respect to the foregoing.

“Company” means REGENXBIO Inc., a Delaware corporation, which is the direct sole parent of Borrower.

“Competitive Infringement” is defined in Section 8.13(a).

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, any notices or other information provided pursuant to Section 8.08), either directly or indirectly, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s revenues, net sales, costs, technology, products and services, and any business, financial or customer information relating to a Party. Confidential Information shall not include any information that a Party can demonstrate was: (i) known to the general public at the time of its disclosure to such Party or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the receiving Party, its Affiliates, or anyone to whom the receiving Party or its Affiliates disclosed such portion; (ii) known by the receiving Party or its Affiliates prior to the date of disclosure by the disclosing Party; (iii) disclosed to the receiving Party or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the receiving Party or its Affiliates (after due inquiry) to be under a duty of confidentiality to the disclosing Party; or (iv) independently developed by the receiving Party or its Affiliates by personnel that did not use the Confidential Information of the disclosing Party in connection with such development. For clarity, this Agreement shall supersede the Confidentiality Agreement and the Confidentiality Agreement shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential Information” set forth in the Confidentiality Agreement shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of Section 12.18.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of [****], by and between the Company and HealthCare Royalty Management LLC, as amended.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or Three-Month Term SOFR, as applicable, any conforming changes to the definitions of “SOFR,” “Three-Month Term SOFR,” “Fixed Interest,” and “Calendar Quarter”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment and length of lookback periods) that Lender, in consultation with Borrower, reasonably decides may be appropriate to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender reasonably decides that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Lender, in consultation with Borrower reasonably decides is reasonably necessary in connection with the administration of this Agreement and any other Transaction Document).

“Contract” means any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument.

“Contribution” means the sale, transfer, assignment, contribution and conveyance of the Transferred Assets pursuant to the Contribution Agreement.

“Contribution Agreement” means the Contribution and Servicing Agreement, dated as of the Closing Date, between the Company and Borrower, in the form of Exhibit C hereto.

“Contributor Event of Default” has the meaning set forth in the Contribution Agreement.

“Covered License Agreements” means the Existing License Agreements and Future License Agreements.

“Covered Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Documents.

“Default” means any condition or event which constitutes an Event of Default or which, with the giving of notice or the lapse of time or both (in each case to the extent described in the relevant sub-clauses of the definition of “Event of Default”) would, unless cured or waived, become an Event of Default.

“Default Rate” means, for any period for which an amount is overdue, a rate per annum equal for each day in such period to the lesser of (i) 2.00% plus the rate of interest otherwise applicable to the Loan as provided in Section 4.01 and the definition of “Fixed Interest” and (ii) the maximum rate of interest permitted under Applicable Law.

“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event (other than a Change of Control) or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is [****] days after the Scheduled Maturity Date; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, will not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

“Dollars” or “$” means lawful money of the U.S.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Emory” means Emory University, a Georgia nonprofit corporation.

“Emory Agreement” means the License Agreement, dated as of August [****], 2018, by and between the Company and Emory, and as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Emory Consent” is defined in Section 6.01(g).

“Emory Patents Intercompany Out-License Agreement” means the Emory Patents License Agreement, dated as of the date hereof, by and between Borrower, as licensor, and the Company, as licensee, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Account” means, collectively, any escrow account established and maintained at the Account Bank pursuant to the Escrow Agreement, the Security Agreement and this Agreement.

“Escrow Agreement” means the Base Escrow Agreement, as amended pursuant to Section 4.02(a).

“Event of Default” means the occurrence of any of the events set forth below:

(a) Borrower fails to pay any amount of principal of the Loan (i) on the Maturity Date or (ii) within [****] Business Days after the same otherwise becomes due and payable.

(b) Except as permitted by Section 4.01, Borrower fails to pay any interest on the Loan (including, without limitation, Fixed Interest) or make payment of any other amounts payable under this Agreement, in each case within [****] Business Days after the same becomes due and payable.

(c) Any representation or warranty of Borrower in any Loan Document to which it is party or in any certificate delivered by Borrower in connection with the Loan

Documents to Lender proves to have been incorrect in any material respect at the time it was made or deemed made; provided that if the consequences of the failure of such representation or warranty to be true and correct can be cured, such failure continues for a period of [****] days without such cure after the earlier of the date Borrower becomes aware of such failure or the date Lender provides Notice of such failure to Borrower.

(d) Borrower fails to perform or observe in any material respect any covenant or agreement contained in Section 9.01(a), Section 9.02, Section 9.04, Section 9.07 or Section 9.08 (or, for any such covenant qualified by “Material Adverse Effect”, Borrower fails to perform or observe such covenant in any respect).

(e) Borrower fails to perform or observe in any material respect any other covenant or agreement contained in the Loan Documents to which it is a party (other than those referred to in the preceding clauses of this definition) if such failure is not remedied on or before the [****] day after Notice thereof from Lender (or, for any such covenant qualified by “Material Adverse Effect”, Borrower fails to perform or observe such covenant in any respect).

(f) Borrower fails to perform or observe any covenant or agreement contained in the RPA Transaction Documents to which it is a party if such failure is not remedied on or before the [****] day after Notice thereof from the RPA Purchaser Rep.

(g) A Contributor Event of Default occurs and is continuing.

(h) Borrower (i) fails to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) of [****] or more or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or in any instrument evidencing any of its Indebtedness (other than the Obligations hereunder) of [****] or more and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder.

(i) Any uninsured judgment, decree or order in an amount in excess of [****] shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced upon such judgment, decree or order or (ii) such judgment, decree or order shall not have been stayed or bonded pending appeal, vacated or discharged, within [****] days from entry.

(j) An Insolvency Event shall occur.

(k) (i) Any of the Loan Documents shall cease to be in full force and effect, (ii) the validity or enforceability of any Loan Document is disaffirmed or challenged in writing by Borrower, the Company or any of their respective Affiliates, or (iii) this Agreement, the Security Agreement or the Pledge Agreement shall cease to give Lender the rights purported to be created hereby or thereby (including a first priority perfected Lien on

(subject to Permitted Liens and, solely with respect to the continuing first priority granted to Secured Party under the Loan Documents, Permitted Liens entitled to priority under Applicable Law) the assets of Borrower that constitute Collateral (except as otherwise expressly provided herein and therein)) other than as a direct result of any action by Lender or failure of Lender to perform an obligation of Lender hereunder.

(l) Borrower fails to perform or observe any covenant or agreement contained in any Material Contract to which it is a party or any of Borrower’s Organizational Documents, and such failure is not cured or waived within any applicable grace period, and in the case of any provision in Borrower’s Organizational Documents, if not cured, is not waived by Lender, or any Material Contract shall cease to be in full force and effect, and in the case of any provision in a Material Contract, such failure to perform or observe results in a termination of such Material Contract, and any such failure, cessation or termination could reasonably be expected to have a Material Adverse Effect.

(m) Any Specified Covered License Agreement is terminated or cancelled by the Licensee, in each case prior to the Scheduled Maturity Date and is not replaced in accordance with Section 8.17(b) hereof within [****] days after such termination or cancellation; provided that such failure to replace shall not constitute an Event of Default for so long as Borrower and the Company are engaged in discussions with a Third Party with respect to a New Arrangement, continue to exert commercially reasonable efforts, as measured at the time, to effect such New Arrangement and have a good faith reasonable belief that such discussions will result in the entry into a New Arrangement within a reasonable period of time thereafter.

(n) Any security interest purported to be created by the Security Agreement shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on (subject in each case to Permitted Liens and, solely with respect to the continuing first priority granted to Secured Party under the Loan Documents, Permitted Liens entitled to priority under Applicable Law) substantially all of the Collateral (except as otherwise expressly provided herein and therein)) in favor of Lender pursuant hereto or thereto (other than as a result of the failure by Lender of taking any action required to maintain the perfection of such security interests), or shall be asserted by Borrower not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral and/or Borrower takes any action that could reasonably be expected to impair Lender’s security interest in any of the Collateral (other than granting Permitted Liens or permitting such Permitted Liens to exist).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Payments” means all payments under the Covered License Agreements that do not constitute the Included Royalty Interest.

“Excluded Taxes” means any of the following Taxes imposed in each case on or with respect to a payment to any Lender (a) any Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (x) as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (b) any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires the applicable interest in the Loan or (ii) such Lender changes its lending office, except, in each case, to the extent that (A) such Tax was imposed on Lender’s assignor (if any) immediately prior to the assignment to such Lender, or was imposed on such Lender immediately prior to the change of such Lender’s lending office, and (B) such Tax described in (A) was a Covered Tax, (c) any Tax that is attributable to such Lender’s failure to comply with Section 5.01(a) and (d) any Tax withheld pursuant to FATCA.

“Existing License Agreements” means the (a) Novartis License Agreement, (b) Nippon Shinyaku License Agreement, (c) Spacecraft License Agreement, (d) Ultragenyx License Agreement, and (e) Ultragenyx Option and License Agreement, in each case, together with such amendments or other modifications attached thereto, as applicable, in the forms attached to this Agreement as Exhibit M, respectively, and as assigned, transferred and contributed to Borrower pursuant to the Contribution Agreement.

“Exploit” means, with respect to the Licensed Product, the manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution or other Commercialization; and “Exploitation” shall have the correlative meaning.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, or official administrative rules or other official administrative guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Entities and implementing such Sections of the Code.

“FDA” means the United States Food and Drug Administration.

“Final Payment Premium” means, as of any date of determination, an amount equal to five percent of the Principal Amount as of such date of determination.

“Financial Statements” means, the consolidated balance sheets of the Company, audited at December 31, 2024, and December 31, 2023, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company audited for the years ended December 31, 2024, and December 31, 2023, and the accompanying notes thereto, as filed within Forms 10-K and 10-Q with the SEC.

“Fixed Interest” means interest with respect to the Loan, accruing with respect to the outstanding principal balance thereof, at a rate per annum equal, for any Calendar Quarter, to the sum of (a) nine-and-three-quarters percent plus (b) Three-Month Term SOFR for such Calendar Quarter.

“Foreign Lender” means any Lender which is not a U.S. Person.

“Future License Agreements” means any and all future Out-Licenses for RGX-111 or RGX-121 in the territories not included in the Nippon Shinyaku License Agreement. For the avoidance of doubt, “Future License Agreements” does not include any future Out-Licenses other than Out-Licenses for RGX-111 or RGX-121 in the territories not included in the Nippon Shinyaku License Agreement.

“Future Licensees” means the licensee-parties to any Future License Agreement.

“GAAP” means the generally accepted accounting principles in the U.S. in effect from time to time; provided that in the event such principles change after the Closing Date in a manner which affects compliance with this Agreement by Borrower (including without limitation in the determination of payments in respect of the Included Royalty Interest), such change shall be ignored for the purpose of determining such compliance.

“Governmental Entity” means any government, regulatory or administrative agency or commission, or other governmental agency, authority, instrumentality or body (including a court), whether foreign, federal, state or local, including any applicable Patent Office, the FDA, the European Medicines Agency, the United States National Institutes of Health, or any other governmental authority in any country.

“GSK” means SmithKline Beecham Corporation, a Pennsylvania corporation doing business as GlaxoSmithKline.

“GSK Agreement” means the License Agreement, dated as of March 6, 2009, as amended on April 15, 2009, by and between the Company and GSK, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“GSK Patents Intercompany Out-License Agreement” means the GSK Patents License Agreement, dated as of the date hereof, by and between Borrower, as Licensor, and the Company, as Licensee, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.

“Included Royalty Interest” means, with respect to each Calendar Quarter, the payments received during such Calendar Quarter in respect of the Royalty Interest.

“Indebtedness” means, with respect to any Person, (i) indebtedness pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase (but excluding trade credit and accounts payable in the ordinary course of business), (ii) any capitalized lease, (iii) any obligations with respect to Disqualified Capital Stock, (iv) indebtedness of a third party secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed (but only to the extent of such Lien), (v) net amounts owing pursuant to an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement, (vi) a reimbursement obligation under a letter of credit issued for the account of such Person, or (vii) all Guarantees with respect to Indebtedness of the types specified in clauses (i) through (vi) above of another Person. For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and whether or not such Indemnitee is required by Applicable Law to be involved therein, and any fees or expenses actually incurred by Indemnitees in enforcing the indemnity provided herein), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral)).

“Indemnitee” means Lender and its Affiliates and their respective officers, partners, directors, trustees, employees, agents and controlling Persons.

“Initial Search Period” has the meaning set forth in Section 8.17(b).

“Initial Tranche Loan” means, prior to its disbursement, the loan to be made by Lender to Borrower in accordance with Section 2.01(a), and from and after its disbursement, at any time the aggregate principal amount loaned to Borrower on the Closing Date pursuant to Section 2.01(a), plus any Accreted Principal thereunder outstanding at such time.

“Initial Tranche Loan Commitment” means the amount of $150,000,000.

“Initial Tranche Note” means the note, in the form attached hereto as Exhibit D-1, issued by Borrower to Lender evidencing the Initial Tranche Loan made on the Closing Date to Borrower and any replacement(s) thereof issued in accordance with Section 12.09.

“In-License Agreements” means the (a) Emory Agreement, (b) GSK Agreement, (c) Penn Agreement and (d) UoM Agreement, in each case, together with such amendments or other modifications attached thereto, as applicable, and as assigned, transferred and contributed or licensed to Borrower pursuant to the Contribution Agreement or the Intercompany In-License Agreement, as applicable.

“Insolvency Event” means the occurrence of any of the following with respect to Borrower or the Company:

(i) (A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of Borrower or the Company, or of a substantial part of the property of Borrower or the Company, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or the Company for a substantial part of the property of Borrower or the Company or (z) the winding-up or liquidation of Borrower or the Company, which proceeding or petition shall continue undismissed for [****] calendar days or (B) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered;

(ii) Borrower or the Company shall (A) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (B) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official itself or for a substantial part of its property, (C) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (i) of this definition, (D) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (i) of this definition, (E) make a general assignment for the benefit of creditors or (F) wind up or liquidate (except as permitted under this Agreement);

(iii) Borrower or the Company shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) of this definition; or

(iv) Borrower or the Company shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due.

“Insurance Providers” means the insurance companies set forth in Schedule 7.02(t) or insurance companies rated at least as high as the ratings given, as of the Closing Date (according to A.M. Best Company, Inc.).

“Intellectual Property” means all intellectual property covering the sale, manufacture, use, importation or marketing of any Licensed Product in such Licensed Product’s Territory, including but not limited to patents, patent applications, trademarks, trademark applications and know-how, necessary for the sale, manufacture, use, importation or marketing of such Licensed Product that is owned, licensed in or controlled (and if controlled, only to the extent of control) by Borrower (after giving effect to the contribution under the Contribution Agreement) as of the Closing Date and during term of this Agreement.

“Intercompany In-License Agreement” means the Penn Patents Intercompany In-License Agreement and the NAV Intercompany In-License Agreement.

“Intercompany Out-License Agreement” means the Emory Patents Intercompany Out-License Agreement, the GSK Patents Intercompany Out-License Agreement and the UoM Patents Intercompany Out-License Agreement.

“Interest Payment Date” means, for each applicable Calendar Quarter, the date that is 60 days after the last day of such Calendar Quarter, or if any such day is not a Business Day, on the next succeeding Business Day.

“Knowledge” means, with respect to Borrower or the Company, the actual knowledge of [****].

“Law” means any law, constitution, statute, rule, regulation, code, ordinance, treaty order or decree, whether domestic or foreign, and all applicable requirements, official guidance, rules, consents, approvals and authorizations issued or promulgated by any Governmental Entity.

“Lender” means Lender (as defined in the preamble hereto) and any successors and assigns under Section 12.01(b).

“Lender Account” means such account of Lender maintained at such banking institution as Lender may specify in its discretion from time to time in writing to Borrower at least [****] Business Day prior to any Interest Payment Date or other date on which payments are to be made to Lender pursuant to the Loan Documents.

“Lender Expense Amount” means the reasonable and documented fees and out-of-pocket expenses of Lender incurred in connection with the making of the Loan, including legal fees and expenses and expenses incurred in connection with Lender’s due diligence investigation.

“Licensed Products” mean, collectively, (a) “Licensed Products” as defined in the Novartis License Agreement, (b) “Licensed Products” as defined in the Nippon Shinyaku

License Agreement, (c) “Licensed Products” as defined in the Spacecraft License Agreement, (d) “Licensed Products” as defined in the Ultragenyx License Agreement, and (e) “Licensed Product” as defined in the Ultragenyx Option and License Agreement.

“Licensees” means each of (a) Novartis, (b) Nippon Shinyaku, (c) Spacecraft, (d) Ultragenyx and (e) any Future Licensees, or any successor thereto, as applicable.

“Licensors” means each of (a) Emory, (b) GSK, (c) Penn and (d) UoM.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Listed Patents” has the meaning set forth in Section 7.01(m)(i).

“Loan” means, prior to their respective disbursement, the loan or loans to be made by Lender and borrowed by Borrower in accordance with and subject to Section 2.01 and Section 2.02, and after their respective disbursement to Borrower, at any time the sum of the Initial Tranche Loan, the Subsequent Milestone Tranche Loan (if any) and the Subsequent Additional Tranche Loan (if any).

“Loan Documents” means this Agreement, the Initial Tranche Note, the Subsequent Milestone Tranche Note (if any), the Subsequent Additional Tranche Note (if any), the Security Agreement, the Pledge Agreement, the Contribution Agreement, Intercompany In-License Agreement, Intercompany Out-License Agreement, the Bill of Sale, the Escrow Agreement, the Warrant, and all other documents delivered in connection therewith.

“Material Adverse Effect” means (a) an Insolvency Event, (b) a material adverse change in the business, operations, properties, results of operations or financial condition of Borrower, taken as a whole; (c) a material adverse effect on the validity or enforceability of the Loan Documents taken as a whole or any material provision hereof or thereof; (d) a material adverse effect on the ability of Borrower or the Company to consummate the transactions contemplated by the Loan Documents, or on the ability of Borrower or the Company to perform its obligations under the Loan Documents to which it is a party, in each case, taken as a whole; (e) a material adverse effect on the rights of Borrower under any Covered License Agreement or any In-License Agreement, (f) a material adverse effect on the value of the Included Royalty Interest (taking into account the timing, amount and duration thereof), or (g) a material adverse effect on the rights or remedies of Lender under the Loan Documents, taken as a whole.

“Material Contract” means any Contract to which Borrower, the Company, or a Subsidiary of the Company, as the case may be in the context in which used, is a party or any of the respective assets or properties of Borrower, the Company or such Subsidiary are bound or committed (other than the Transaction Documents) and for which any breach, violation, nonperformance or early cancellation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Material Contracts as of the date hereof are identified on Schedule 7.02(m).

“Material Contract Counterparty” means a counterparty to any Material Contract, other than RPA Purchaser Rep and the RPA Purchasers.

“Material Other Reports” means all material notices and reports (excluding Royalty Reports) delivered pursuant to any Covered License Agreement, including, without limitation, (a) development records pursuant to Section 3.12 of the Nippon Shinyaku License Agreement, agenda materials and meeting minutes pursuant to Section 7.2 of the Nippon Shinyaku License Agreement and milestone event notices pursuant to Section 8.2.3 of the Nippon Shinyaku License Agreement, (b) reports pursuant to Sections 3.7.3 and 3.7.4 of the Spacecraft License Agreement, development plans pursuant to Section 4.2 of the Spacecraft License Agreement, development progress reports pursuant to Section 4.3 of the Spacecraft License Agreement, and improvement reports pursuant to Section 4.5 of the Spacecraft License Agreement, (c) reports pursuant to Section 3.6.2 of the Ultragenyx Option and License Agreement, reports pursuant to Section 3.7.3 of the Ultragenyx Option and License Agreement, development plans pursuant to Section 4.3 of the Ultragenyx Option and License Agreement, development progress reports pursuant to Section 4.4 of the Ultragenyx Option and License Agreement, and improvement reports pursuant to Section 4.6 of the Ultragenyx Option and License Agreement, (d) reports pursuant to Section 3.4.2(d) of the Ultragenyx License Agreement, development plans pursuant to Section 4.3 of the Ultragenyx License Agreement, development progress reports pursuant to Section 4.4 of the Ultragenyx License Agreement, and improvement reports pursuant to Section 4.6 of the Ultragenyx License Agreement, (e) reports pursuant to Section 3.6.3 of the Novartis License Agreement, (f) the applicable section(s) of any Future License Agreement(s).

“Maturity Date” means the earlier of (i) the Scheduled Maturity Date and (ii) the date of satisfaction in full of the Loan.

“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.

“Modification” has the meaning set forth in Section 8.19(a).

“NAV Intercompany In-License Agreement” means the NAV License Agreement, dated as of the date hereof, by and between the Company, as licensor, and Borrower, as licensee, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“New Arrangement” has the meaning set forth in Section 8.17(b).

“New Arrangement Expenses” has the meaning set forth in Section 8.17(b).

“Nippon Shinyaku” means Nippon Shinyaku Co., Ltd., a limited liability company organized under the laws of Japan.

“Nippon Shinyaku License Agreement” means the Collaboration and License Agreement, dated as of January 14, 2025, by and between the Company and Nippon Shinyaku, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Nippon Shinyaku Notice” has the meaning set forth in Section 8.24.

“Note” means any or all of the Initial Tranche Note, the Subsequent Milestone Tranche Note and the Subsequent Additional Tranche Note.

“Notice of Prepayment” means the notice of prepayment, in the form of Exhibit F hereto.

“Notice of Subsequent Additional Tranche Borrowing” means an irrevocable notice, substantially in the form set forth in Exhibit E-2, to be given by Borrower to Lender in accordance with Section 2.02(b).

“Notice of Subsequent Milestone Tranche Borrowing” means an irrevocable notice, substantially in the form set forth in Exhibit E-1, to be given by Borrower to Lender in accordance with Section 2.02(a).

“Notices” means, collectively, notices, consents, approvals, reports, designations, requests, waivers, elections and other communications.

“Novartis” means Novartis Gene Therapies, Inc. f/k/a AveXis, Inc., a Delaware corporation.

“Novartis License Agreement” means the License Agreement, dated as of March 21, 2014, as amended on January 8, 2018 (the “First Novartis Amendment”), by and between the Company and Novartis, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Obligations” means, without duplication, the Loan, Fixed Interest and all present and future Indebtedness, Taxes, liabilities, obligations, covenants, duties, and debts, owing by Borrower to Lender, arising under or pursuant to the Loan Documents, including all principal, interest, premium, charges, expenses, fees and any other sums chargeable to Borrower hereunder and under the other Loan Documents (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to Borrower, whether or not such claim is allowed in such bankruptcy action).

“Office” means, with respect to Lender, its Stamford, Connecticut office, and with respect to any other Lender, the office of Lender designated as its “Office” in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by Lender to Borrower.

“Organizational Document” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such

Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person, and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than any connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in the Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Out-License” means each license, settlement agreement or other agreement or arrangement between the Company, Borrower or any of their Affiliates and any Third Party pursuant to which the Company, Borrower or any of their Affiliates grants a license, sublicense or similar grant of any Intellectual Property that is necessary for the Exploitation of a Licensed Product.

“Party” and “Parties” means Lender and Borrower, individually and collectively.

“Patent” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), claiming or covering the Licensed Products, or composition of matter, formulation, or methods of manufacture or use thereof, that are issued or filed on or after the date of this Agreement, including those identified in Section 7.01(m), in each such case, which are owned, co-owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, Borrower or any Subsidiary.

“Patent Office” means the respective patent office (foreign or domestic) for any patent.

“Patriot Act” means the USA Patriot Act, Public Law No. 107-56.

“Payment in Full” means the payment in full in good funds of the Loan and other Obligations (other than contingent indemnification obligations for which such claims have been reserved).

“Payments” means due and owing payments of Amortization Payments and Fixed Interest (each under Section 4.04 hereof), including, in each case any default, additional interest or prepayment premium charged hereunder.

“Penn” means The Trustees of the University of Pennsylvania.

“Penn Agreement” means the License Agreement, effective on February 24, 2009, as amended on March 6, 2009, September 9, 2014, April 29, 2016, April 4, 2019, September 11, 2020, and March 21, 2022, by and between the Company and Penn, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Penn Patents Intercompany In-License Agreement” means the Penn Patents License Agreement, dated as of the date hereof, by and between the Company, as licensor, and Borrower, as licensee, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Permitted Liens” means:

(a) Liens created pursuant to any Loan Document;

(b) Liens in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;

(c) Liens securing the claims of materialmen, mechanics, carriers, landlords, warehousemen and similar Persons, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the judgment claims secured thereby do not otherwise constitute an Event of Default under clause (i) of the definition of “Event of Default”;

(d) any right, title or interest of a licensor under a license or sublicense to which Borrower is a party as licensee or sublicensee, and any restrictions under a license to which Borrower is a party as licensee or sublicensee;

(e) (i) leases, subleases, licenses, or sublicenses of the assets or properties of Borrower thereof, in each case entered into in the ordinary course of business and not interfering in any material respect with the business of Borrower and (ii) the Covered License Agreements and any New Arrangement or other license replacing such Covered License Agreement in accordance with Section 8.17(b);

(f) Liens for ad valorem property Taxes that are not yet due and payable (other than Taxes relating exclusively to the Included Royalty Interest), Liens in respect of Taxes to the extent such Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(g) Liens in respect of property of Borrower imposed by Applicable Law which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, distributors’, wholesalers’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business; and

(h) banker’s liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Borrower in excess of those required by applicable banking regulations.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) entity whose underlying assets include assets of any such employee benefit plan or plan by reason of the investment by an employee benefit plan or plan in such entity.

“Pledge Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, between the Company and Lender, in the form of Exhibit G hereto, pursuant to which the Capital Stock of Borrower is pledged to Lender.

“Prepayment Event Date” means the date of occurrence of a Prepayment Trigger.

“Prepayment Trigger” means the occurrence of both (i) an Event of Default and (ii) (unless prohibited by operation of Law) the acceleration of the maturity of the Loan.

“Prime Rate” means, with respect to any Calendar Quarter, the fluctuating rate per annum equal to the highest rate published in the “Money Rates” section of The Wall Street Journal as the “prime rate” then in effect (or, if such source is not available for any reason, such alternative source as determined by Lender) on the [****] Business Day of such Calendar Quarter.

“Principal Amount” means, as of any date of determination, and without duplication, the amount equal to the sum of: (i) the original amount of the Initial Tranche Loan Commitment, plus, (ii) the original amount of the Subsequent Milestone Tranche Loan, if any, plus, (iii) the original amount of the Subsequent Additional Tranche Loan, if any, plus, (iv) any Accreted Principal accrued as of such date, minus, (v) any payment in respect of principal as provided for in Section 3.01, 3.02, 4.03 or 4.04 or otherwise.

“Proceeding” means an action or proceeding brought against a Party as a defendant, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

“Proceeds” means any amounts actually received by Borrower from a Person (other than Lender) as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to, and to the extent involving, the Included Royalty Interest, except for any such amounts (a) that are required to be paid to a Licensee under a Covered License Agreement or (b) that are otherwise used to reimburse or indemnify a Licensee for costs, expenses, legal fees or other fees relating to such actions, suits, proceedings, claims or disputes.

“Product-Specific Patents” has the meaning set forth in Section 8.12(a).

“Prosecute” means preparing, filing, and prosecuting patent applications and maintaining patents, including any reexaminations, reissues, oppositions, inter partes review, and interferences, and defending against any claims of invalidity or unenforceability; and “Prosecution” shall have the correlative meaning.

“Quarterly Interest Shortfall” has the meaning set forth in Section 3.01(c).

“Register” means a record of ownership in which Borrower registers by book entry the interests (including any rights to receive payment hereunder) of Lender in the Loans and any assignment of any such interest, obligation or right as described in Section 5.05.

“Regulatory Agency” means a Governmental Entity with responsibility for the regulation of the research, development, marketing or sale of drugs or pharmaceuticals in any jurisdiction, including the FDA and the European Medicines Agency.

“Representative” means, collectively, with respect to any Person, the trustees, directors, board members, members, partners, managers, officers, employees, agents, advisors or other representatives (including attorneys, accountants, consultants, scientists and financial advisors) of such Person.

“RGX-111” means the Company’s recombinant AAV9 capsid containing a human α-L-iduronidate (hIDUA) expression cassette for the treatment of MPS I.

“RGX-121” means the Company’s recombinant AAV9 capsid containing a human iduronate-2-sulfate (hIDS) expression cassette for the treatment of MPS II.

“Royalty Deductions” means in respect of any Royalty Interest, and subject to Schedule 1.01 (including the footnotes thereto), (a) any adjustments, modifications, offsets, credits, reductions or deductions to the Royalty Interest made pursuant to any Covered License Agreement, (b) any royalties, milestone and sublicense fees payable by Borrower in respect to royalty, milestone and sublicense fee payments to GSK in accordance with Sections 3.3 and 3.4 of the GSK Agreement, (c) to the extent not offset on account of amounts paid in respect of clause (b) or otherwise, any royalties payable by the Company in respect to royalty payments to Penn in accordance with Section 3.2(c) of the Penn Agreement, (d) any royalties, milestone and sublicense fees payable by Borrower in respect to royalty, milestone and sublicense fee payments to Emory in accordance with Sections 3.2, 3.3 and 3.4 of the Emory Agreement, and (e) any royalties, milestone and sublicense fees payable by Borrower in respect to royalty, milestone and sublicense fee payments to UoM in accordance with Sections 11.3 and 11.4 of the UoM Agreement and Section 6.4 of Exhibit A of the UoM Agreement.

“Royalty Interest” means the royalties, milestones and sublicense fees (together with the right to receive such royalties, milestones and sublicense fees) payable to Borrower (including as assignee of the Company’s rights under the Existing License Agreements pursuant to the Contribution Agreement) under (a) Sections 3.3, 3.4 and 3.5 of the Novartis License Agreement (b) Sections 1(iv) and 1(v) of the First Novartis Amendment, (c) Sections 8.2.1 (solely to the extent such milestone payment is attributed to the 121 Licensed Products (as defined in the Nippon Shinyaku License Agreement) and up to an amount [****]), 8.2.2 and 8.3.1 of the Nippon Shinyaku License Agreement, (d) Sections 3.2, 3.3, 3.4, 3.5 and 3.6 of the Spacecraft License Agreement, (e) Sections 3.2 and 3.3 of the Ultragenyx License Agreement, (f) Sections 3.1, 3.2, 3.3, 3.4 and 3.5 and Section 4.2 of the Ultragenyx Option and License Agreement, and (g) the similar applicable section(s) of any Future License Agreement(s) (including in each case payments constituting royalties, milestone payments, sublicense fees, settlement payments, judgments, securities, consideration or any other remuneration of any kind payable or received in respect of, or in substitution or compensation for, or otherwise in lieu of, such royalties, milestone or sublicense fee payments under each of the Covered License Agreements and all “accounts” (as such term is defined in the UCC) in respect of the Royalty Interest evidencing or giving rise to any of the foregoing) relating to Exploitation of the Licensed Product as provided in each of the Covered License Agreement, and any collections, recoveries, payments or other compensation made in lieu thereof and any amounts paid or payable to Borrower and/or any of its Subsidiaries in respect of such royalties, milestone or sublicensee fee payments pursuant to Section 365(n) of the United States Bankruptcy Code derived from payments under each of the Covered License Agreement since the Closing Date, in each case after giving effect to all Royalty Deductions applicable thereto. For the avoidance of doubt, “Royalty Interest” shall exclude (i) Excluded Payments, and (ii) any amounts payable by the Company, Borrower, or Novartis to the RPA Purchasers pursuant to the Royalty Purchase Agreement until all Obligations (as such term is defined in the Royalty Purchase Agreement) have been satisfied. An illustrative calculation of the Royalty Interest and Royalty Deductions under each of the Existing License Agreements is attached as Schedule 1.01.

“Royalty Purchase Agreement” means that certain Royalty Purchase Agreement, dated as of December 22, 2020, by and among the Company, the RPA Purchaser Rep and the RPA Purchasers.

“Royalty Reports” means, with respect to the relevant Calendar Quarter of Borrower, the quarterly reports provided for under (a) Section 3.6.1 of the Novartis License Agreement, (b) Section 8.3.6 of the Nippon Shinyaku License Agreement, (c) Section 3.7.1 of the Spacecraft License Agreement, (d) Section 3.5.1 of the Ultragenyx License Agreement, (e) Section 3.7.1 of the Ultragenyx Option and License Agreement and (f) the applicable section(s) of any Future License Agreement(s) for the period thereunder corresponding to such quarter, together with relevant supporting documentation.

“RPA Purchaser Rep” means HCR Zolgensma SPV, LLC, as assignee of HCR Collateral Management, LLC.

“RPA Purchasers” means the “Purchasers” as such term is defined in the Royalty Purchase Agreement.

“RPA Transaction Documents” means the Royalty Purchase Agreement and the “Transaction Documents” as such term is defined in the Royalty Purchase Agreement.

“Scheduled Maturity Date” means the tenth anniversary of the Closing Date; provided, however, that if U.S. Patent Number [****] receives a term extension for at least [****] additional years of patent life, “Scheduled Maturity Date” shall mean the 12th anniversary of the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit H hereto, between Lender and Borrower, securing the Obligations of Borrower hereunder and the other Loan Documents, as supplemented by any amendments or supplements thereto.

“Senior Officer” means (i) in the case of Borrower, the Chief Executive Officer, Chief Financial Officer or Secretary and (ii) in the case of the Company, the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Unavailability Event” has the meaning set forth in Section 4.05.

“Spacecraft” means Spacecraft Seven, LLC, a Delaware limited liability company, as assignee of Rocket Pharmaceuticals, Ltd., a Cayman Islands exempted company.

“Spacecraft License Agreement” means the License Agreement, dated as of [****], by and between the Company and Spacecraft, and as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Specified Covered License Agreements” means the (a) Novartis License Agreement and (b) Nippon Shinyaku License Agreement.

“Subsequent Additional Funding Date” means the date upon which the conditions precedent under Section 6.03 have been satisfied, which (subject to such satisfaction) shall be the date that is within [****] Business Days following receipt by Lender of the Notice of Subsequent Additional Tranche Borrowing but which shall not be a date later than the Subsequent Additional Tranche Loan Availability Termination Date without the consent of Lender in its sole discretion.

“Subsequent Additional Tranche Loan” means, prior to its disbursement, the loan that may be made by Lender to Borrower in accordance with Section 2.01(c), and from and after its disbursement, at any time the aggregate principal amount loaned to Borrower on the Subsequent Additional Funding Date pursuant to Section 2.01(c), plus any Accreted Principal thereunder outstanding at such time.

“Subsequent Additional Tranche Loan Availability Termination Date” means [****]; provided that if such date is not a Business Day, the “Subsequent Additional Tranche Loan Availability Termination Date” will be the preceding Business Day.

“Subsequent Additional Tranche Loan Commitment” means $50,000,000.

“Subsequent Additional Tranche Note” means the note, in the form attached hereto as Exhibit D-3, issued by Borrower to Lender evidencing the Subsequent Additional Tranche Loan, if made, on the Subsequent Additional Funding Date to Borrower and any replacement(s) thereof issued in accordance with Section 12.09.

“Subsequent Milestone Funding Date” means the date upon which the conditions precedent under Section 6.02 have been satisfied, which (subject to such satisfaction) shall be the date that is within [****] Business Days following receipt by Lender of the Notice of Subsequent Milestone Tranche Borrowing but which shall not be a date later than the Subsequent Milestone Tranche Loan Availability Termination Date without the consent of Lender in its sole discretion.

“Subsequent Milestone Tranche Loan” means, prior to its disbursement, the loan that may be made by Lender to Borrower in accordance with Section 2.01(b), and from and after its disbursement, at any time the aggregate principal amount loaned to Borrower on the Subsequent Milestone Funding Date pursuant to Section 2.01(b), plus any Accreted Principal thereunder outstanding at such time.

“Subsequent Milestone Tranche Loan Availability Termination Date” means April 30, 2027; provided that if such date is not a Business Day, the “Subsequent Milestone Tranche Loan Availability Termination Date” will be the preceding Business Day.

“Subsequent Milestone Tranche Loan Commitment” means $50,000,000.

“Subsequent Milestone Tranche Note” means the note, in the form attached hereto as Exhibit D-2, issued by Borrower to Lender evidencing the Subsequent Milestone Tranche Loan, if made, on the Subsequent Milestone Funding Date to Borrower and any replacement(s) thereof issued in accordance with Section 12.09.

“Subsidiary” means, with respect to any Person, at any time, any entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.

“Surviving Person” means, with respect to any Person involved in or that makes any disposition, the Person formed by or surviving such disposition or the Person to which such disposition is made.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or similar fees or other charges imposed by any Governmental Entity, including any related interest, additions to tax or penalties applicable thereto.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator reasonably satisfactory to Lender) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by Lender from time to time).

“Territory” means [****].

“Third Party” means any Person other than Borrower or its Affiliates.

“Three-Month Term SOFR” means, with respect to any Calendar Quarter, a rate per annum equal to the greater of (a) four-and-one-quarter percent per annum and (b) the [****] U.S. Government Securities Business Days prior to the first day of such Calendar Quarter; provided that, if the rate is not published prior to 11:00 a.m. on such determination date then “Three-Month Term SOFR” for purposes of this clause (b) means the three month Term SOFR Screen Rate on the [****] U.S. Government Securities Business Day immediately prior thereto.

“Transaction Documents” means the Loan Documents and the Organizational Documents.

“Transferred Assets” has the meaning set forth in the Contribution Agreement.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the Nasdaq Stock Market or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the U.S. or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.01(c)(ii).

“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the security interest or any portion thereof granted pursuant to the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction of the U.S. other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Ultragenyx” means Ultragenyx Pharmaceutical Inc. (successor to Dimension Therapeutics, Inc.), a Delaware corporation.

“Ultragenyx License Agreement” means the License Agreement, dated as of [****], by and between the Company and Ultragenyx, as amended by that certain First Amendment, dated as of [****], and as amended by that certain Second Amendment, dated as of [****], and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Ultragenyx Option and License Agreement” means the Option and License Agreement, dated as of [****], by and between the Company and Ultragenyx, as amended on [****], and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“UoM” means the Regents of the University of Minnesota, a Minnesota constitutional corporation.

“UoM Agreement” means the Exclusive Patent License Agreement, dated as of [****], as amended on [****], by and between the Company and UoM, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“UoM Notice” has the meaning set forth in Section 8.24.

“UoM Patents Intercompany Out-License Agreement” means the Minnesota Patents License Agreement, dated as of the date hereof, by and between Borrower, as licensor, and the Company, as licensee, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Warrant” means a Warrant, in the form attached as Exhibit I.

“Zolgensma IT” means Zolgensma (onasemnogene abeparvovec-xioi) used to treat patients with spinal muscular atrophy through intrathecal delivery.

“Zolgensma IT Milestone Event” means that cumulative royalty-bearing sales of Zolgensma IT pursuant to the Novartis Agreement during any [****] consecutive Calendar Quarters ending on or prior to [****] shall have exceeded [****].

Section 1.02 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(c) The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(d) “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation;”

(e) Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

(f) References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(g) References to a Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(h) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(j) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(k) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

Article II.
THE LOAN; DISBURSEMENT; CERTAIN FEES

Section 2.01 Initial Tranche Loan; Subsequent Milestone Tranche Loan; Subsequent Additional Tranche Loan.

(a) On the terms and subject to the conditions set forth herein, including the conditions set forth in Section 6.01 hereof, on the Closing Date, Lender shall make a loan hereunder to Borrower, and Borrower shall accept and borrow such loan from Lender, in a principal amount equal to the Initial Tranche Loan Commitment.

(b) On the terms and subject to the conditions set forth herein, including the conditions set forth in Section 6.02 hereof, in the event that Borrower delivers a Notice of Subsequent Milestone Tranche Borrowing prior to the Subsequent Milestone Tranche Loan Availability Termination Date, then on the Subsequent Milestone Funding Date, Lender shall make a loan hereunder to Borrower, and Borrower shall accept and borrow such loan from Lender, in a principal amount equal to the Subsequent Milestone Tranche Loan Commitment.

(c) On the terms and subject to the conditions set forth herein, including the conditions set forth in Section 6.03 hereof, in the event that Borrower delivers a Notice of Subsequent Additional Tranche Borrowing prior to the Subsequent Additional Tranche Loan Availability Termination Date, then on the Subsequent Additional Funding Date, Lender shall make a loan hereunder to Borrower, and Borrower shall accept and borrow such loan from Lender, in a principal amount equal to the Subsequent Additional Tranche Loan Commitment.

Section 2.02 Notices of Subsequent Tranche Borrowing.

(a) Notice of Subsequent Milestone Tranche Borrowing. Subject to Section 2.01(b), Borrower shall, not later than 5:00 p.m. (New York time) on or before the date that is [****] Business Days prior to the Subsequent Milestone Tranche Loan Availability Termination Date, and less than [****] Business Days prior to the proposed Subsequent Milestone Funding Date, deliver to Lender a Notice of Subsequent Milestone Tranche Borrowing, which shall (i) attach a Royalty Report demonstrating that the Zolgensma IT Milestone Event has been achieved, and (ii) state that Borrower requests to borrow the Subsequent Milestone Tranche Loan Commitment on the Subsequent Milestone Funding Date. Only one Notice of Subsequent Milestone Tranche Borrowing may be given by Borrower. Lender shall, no later than [****] days following its receipt of the Notice of Subsequent Milestone Tranche Borrowing, notify Borrower in writing whether or not it will, subject to the satisfaction of the conditions set forth in Section 6.02 hereof, make the Subsequent Milestone Tranche Loan to Borrower. The availability of the Subsequent Milestone Tranche Loan shall automatically terminate upon the earlier of (A) funding of the Subsequent Milestone Tranche Loan on the Subsequent Funding Date, and (B) the occurrence of the Subsequent Milestone Tranche Loan Availability Termination Date without Lender having received reasonable evidence that the Zolgensma IT Milestone Event was achieved.

(b) Notice of Subsequent Additional Tranche Borrowing. Subject to Section 2.01(c), Borrower shall, not later than 5:00 p.m. (New York time) on or before the date that is

[****] Business Days prior to the Subsequent Additional Tranche Loan Availability Termination Date, and less than [****] Business Days prior to the proposed Subsequent Additional Funding Date, deliver to Lender a Notice of Subsequent Additional Tranche Borrowing, which shall state that Borrower requests to borrow the Subsequent Additional Tranche Loan Commitment on the Subsequent Additional Funding Date. Only one Notice of Subsequent Additional Tranche Borrowing may be given by Borrower. Lender shall, no later than [****] days following its receipt of the Notice of Subsequent Additional Tranche Borrowing, notify Borrower in writing whether or not it will, subject to the satisfaction of the conditions set forth in Section 6.03 hereof, make the Subsequent Additional Tranche Loan to Borrower. The availability of the Subsequent Additional Tranche Loan shall automatically terminate upon the earlier of (i) funding of the Subsequent Additional Tranche Loan on the Subsequent Additional Funding Date, and (ii) the occurrence of the Subsequent Additional Tranche Loan Availability Termination Date without Lender having received a Notice of Subsequent Additional Tranche Borrowing.

Section 2.03 Disbursement and Borrowing. On the terms and subject to the conditions set forth herein:

(a) on the Closing Date, Lender shall wire transfer to the account of Borrower that Borrower has designated for such purpose or to Borrower’s order an amount equal to (i) the Initial Tranche Loan Commitment less (ii) each of (A) $1,500,000, which shall be retained by Lender to pay the Lender Expense Amount as of the Closing Date and (B) $3,375,000, which shall be retained by Lender as an original issue discount (i.e., the Loan will be funded on a net basis); and

(b) on the Subsequent Milestone Funding Date, if any, Lender shall wire transfer to the account of Borrower that Borrower has designated for such purpose or to Borrower’s order an amount equal to (i) the Subsequent Milestone Tranche Loan Commitment less (ii) each of (A) the Lender Expense Amount (as of such date and to the extent not previously paid) and (B) [****], which shall be retained by Lender as an original issue discount (i.e., the Loan will be funded on a net basis).

(c) on the Subsequent Additional Funding Date, if any, Lender shall wire transfer to the account of Borrower that Borrower has designated for such purpose or to Borrower’s order an amount equal to (i) the Subsequent Additional Tranche Loan Commitment less (ii) each of (A) the Lender Expense Amount (as of such date and to the extent not previously paid) and (B) [****], which shall be retained by Lender as an original issue discount (i.e., the Loan will be funded on a net basis).

Section 2.04 Loan Not Revolving. The Loan is not revolving in nature, and any amount of the Loan repaid or prepaid may not be reborrowed.

Article III.
REPAYMENT

Section 3.01 Amortization; Maturity Date.

(a) If not earlier repaid in full, the unpaid balance of the outstanding Principal Amount of the Loan, together with any accrued and unpaid interest, the Final Payment Premium, and all other Obligations then outstanding, shall be due and payable in cash to the Lender Account on the Scheduled Maturity Date.

(b) The outstanding principal balance of the Loan and any interest or premium due with respect thereto shall be repayable solely from Included Royalty Interest except (i) in connection with prepayments required pursuant to Section 3.02, and (ii) if not earlier repaid in full, in repayment of the unpaid balance of the outstanding Principal Amount of the Loan, together with any accrued and unpaid interest, the Final Payment Premium, and all other Obligations then outstanding on the Scheduled Maturity Date.

(c) If the amount of the Included Royalty Interest for any Interest Payment Date is insufficient to pay all amounts of interest due on the Loan for such period (the amount of such shortfall, the “Quarterly Interest Shortfall”), then any such Quarterly Interest Shortfall shall increase the outstanding Principal Amount of the Loan by an amount equal to the Quarterly Interest Shortfall for the applicable Interest Payment Date (rounded up to the nearest whole dollar) and Lender shall be deemed to have made an additional term loan in a Principal Amount equal to the aggregate amount of such Quarterly Interest Shortfall (such additional term loan, “Accreted Principal”). Accreted Principal (and any adjustments to outstanding Principal Amount under Article V) shall be deemed to be part of the Loan made to Borrower for all purposes under this Agreement, and the Loan shall bear interest on such increased Principal Amount from and after the applicable Interest Payment Date in accordance with Section 4.01. In the event of any repayment or prepayment of the Loan (including, without limitation, principal payments due under Section 4.03(b)), accrued and unpaid Fixed Interest on the Principal Amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

Section 3.02 Mandatory Prepayment.

(a) If any Event of Default has occurred and is continuing, then Lender may declare the outstanding Principal Amount of the Loan as of the date of the Prepayment Event Date plus any accrued and unpaid interest thereon to be immediately due and payable hereunder, in whole but not in part, to the extent permitted by law, together, if applicable, with the (A) Final Payment Premium, (B) any additional amounts due in respect thereof pursuant to Section 3.02(b), and (C) all other Obligations then outstanding together with all other amounts in respect thereof to the Lender Account, and the provisions of this Section 3.02 shall apply.

(b) In connection with the prepayment in full of the Loan outstanding, any unpaid amounts in respect of such prepaid Loan not consisting of principal or Fixed Interest (i.e., any unpaid amounts for indemnification, default interest, expense reimbursement and other amounts not consisting of principal or interest) shall be immediately due and payable.

(c) The date of prepayment of the Loan and any other amounts due to Lender under this Section 3.02, shall be [****] Business Day not more than [****] Business Days following the date the Prepayment Trigger has occurred. Not less than [****] Business Days prior to such prepayment date, Borrower shall provide to Lender a Notice of Prepayment showing the calculation of the amount to be prepaid and all other amounts payable in connection therewith under this Section 3.02. Such Notice of Prepayment shall constitute Borrower’s irrevocable commitment to prepay the Loan outstanding and all such other amounts on such prepayment date.

Section 3.03 Increased Cost.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

(ii) subject any Lender to any Taxes (other than (A) Covered Taxes and Other Taxes and (B) Excluded Taxes) with respect to its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement,

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining the Loan (or of maintaining its obligation to make the Loan), then, upon written demand of Lender, the Company will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Lender determines that any Change in Law affecting Lender or the Office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Loan made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender, as the case may be, such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in clause (a)or (b) of this Section 3.03 and delivered to the Company shall be conclusive absent manifest error. The Company shall pay Lender the amount shown as due on any such certificate within [****] days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section 3.03 shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Company shall not be required to compensate Lender pursuant to the foregoing provisions of this Section 3.03 for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.04 Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Entity has asserted that it is unlawful, for Lender or its Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to the Loan, or any Governmental Entity has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by Lender to Borrower, any obligation of Lender to issue, make, maintain, fund or charge interest with respect to the Loan or to make the Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Lender, prepay the Loan immediately.

Article IV.
INTEREST; EXPENSES; MAKING OF PAYMENTS

Section 4.01 Interest Rate.

(a) Interest Rate. The outstanding Principal Amount of the Loan shall bear interest consisting of the Fixed Interest, which shall be paid in cash as provided in this Section 4.01. All interest hereunder in respect of Fixed Interest shall be computed on the basis of a 360 day year of twelve 30-day months.

(b) Interest Generally. Interest on the Loan shall be due and payable in arrears on each Interest Payment Date. Subject to Section 3.02 above, all interest shall be due and payable solely from the Included Royalty Interest, except (i) following the occurrence of a Prepayment Trigger or (ii) in connection with repayment of all Obligations in connection with the Loan Agreement on the Scheduled Maturity Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 4.02 Collection Account.

(a) Establishment of Collection Account. No later than [****] days following the Closing Date, (i) Borrower and Lender shall negotiate in good faith with the RPA Purchaser Rep and the Account Bank to amend the Base Escrow Agreement to add Lender as a Principal (as

defined in the Base Escrow Agreement) and provide for the receipt and disbursement of all amounts paid to the Escrow Account (including the Royalty Interest, any Royalty Deductions and any Excluded Payments) under the applicable Covered License Agreement (including, as applicable, all payments that are due to an RPA Purchaser from the Novartis License Agreement, until all Obligations (as defined in the Royalty Purchase Agreement) have been satisfied) in accordance with the principles set forth on Schedule 4.02(a).

(b) Fees and Expenses. All fees, expenses and charges of the Account Bank shall be borne and paid pursuant to the terms of the Escrow Agreement.

(c) Replacement Collection Account. Prior to the Payment in Full, Borrower shall have no right to terminate the Collection Account without Lender’s prior written consent; provided that, without Lender’s consent to the change of location of such accounts (provided such location is in the U.S.), Borrower shall have the right from time to time to establish a replacement Collection Account with a replacement Account Bank; provided further that such replacement Account Bank entered into an Escrow Agreement with respect to such replacement accounts effective no later than the date of replacement, and Borrower instructs each Licensee to make payments to such new accounts.

For purposes of this Agreement, any reference to the “Escrow Agreement,” or “Collection Account” shall refer to such replacement Escrow Agreement, Collection Account or Account Bank, as the context requires.

(d) Licensee Instruction Letter. No later than [****] days following the Closing Date (and in any case promptly following the satisfaction of the Parties’ obligations under Section 4.02(a)), Borrower shall deliver a written notice to each Licensee specifying the assignment, or sublicense, as applicable, of the applicable Existing License Agreement to Borrower and instructions for payment thereafter with respect to all payments that are due and payable to Borrower in respect of or derived from such Existing License Agreement (which notice and instructions shall be in the form attached to the Contribution Agreement or otherwise reasonably satisfactory to Lender) and shall provide that Licensee is to remit any Royalty Interest and other payments (without giving effect to any Royalty Deductions) to the Collection Account (each such notice and instruction, a “Licensee Instruction Letter”).

(e) Payments to Lender. If Borrower shall, notwithstanding the provisions of the applicable Covered License Agreement, Escrow Agreement or Licensee Instruction Letter, receive from a Licensee, the Account Bank or any other Person any Included Royalty Interest, Borrower shall promptly (and in any event no later than [****] Business Days) following the date on which Borrower has knowledge becomes aware of the receipt by Borrower or the Company of such Included Royalty Interest, remit to Lender such Included Royalty Interest.

(f) Payments to Borrower. If Lender shall, notwithstanding the provisions of the applicable Covered License Agreement, Escrow Agreement or Licensee Instruction Letter, receive from a Licensee, the Account Bank or any other Person (i) any payment that does not consist entirely of Included Royalty Interest, Lender shall promptly (and in any event no later than [****] Business Days) following the date any amount previously received by Lender is so identified or Lender otherwise becomes aware of its receipt thereof, remit to Borrower such payment, or portion thereof, that does not constitute Included Royalty Interest.

(g) Offsets by a Licensee. If a Licensee sets off against the Included Royalty Interest any amount owing from the Company or Borrower to such Licensee in respect of any right of such Licensee against the Company or Borrower, as applicable, arising from or in connection with any matter other than the Included Royalty Interest (such amount owing from Borrower to such Licensee, the “Borrower Obligation”), then Borrower shall promptly (and in any event no later than [****] Business Days) following the date on which Borrower has Knowledge of such set-off (including the amount thereof and the nature and extent of the Borrower Obligation), pay to Lender the amount of such set-off. After Borrower makes the payment referred to in the first sentence of this Section 4.02(g), Borrower shall be entitled to, and Lender shall not be entitled to, any amounts recovered from such Licensee in respect of such set-off.

(h) Remittances. All remittances pursuant to this Section 4.02 shall be made (i) without set-off or deduction of any kind (except as required by applicable Law) and (ii) by wire transfer of immediately available funds to the account set forth in Exhibit J (if the payee is Borrower) or Exhibit K (if the payee is Lender) or to such other account as the relevant payee may designate in writing (such designation to be made at least [****] Business Days prior to any such payment).

(i) Payments Held In Trust. Each Party agrees that it shall hold any amounts received by it to which the other party hereto is entitled under Section 4.02(d) or Section 4.02(e) in trust and agrees that it shall have no right, title or interest whatsoever in such amounts.

Section 4.03 Application of Payments. On each Interest Payment Date, the Included Royalty Interest shall be applied by payment in cash to Lender, at the Lender Account in the following order of priority:

(a) Accrued and unpaid interest on the Loan for the period from and including the prior Interest Payment Date to and including the day before the current Interest Payment Date shall be payable in arrears on each Interest Payment Date.

(b) To the extent the Included Royalty Interest for the immediately preceding Calendar Quarter for such Interest Payment Date exceeds Fixed Interest accrued and payable on the Loan on such Interest Payment Date (such amount, the “Amortization Payment”), the Amortization Payment shall be applied to repay principal on the Loan outstanding at par.

Section 4.04 Interest on Late Payments. If any amount payable by Borrower to Lender hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise), interest shall accrue on any such unpaid amounts, both before and after judgment during the period from and including the applicable due date, to but excluding the day the overdue amount is paid in full, at a rate per annum equal to the Default Rate. Interest accruing under this Section 4.04 shall be payable on demand of Lender. For the avoidance of doubt, Fixed Interest that is not paid in cash on the date due but that is added to the Principal Amount of the Loan as Accreted Principal in accordance with Section 3.01(c) shall accrue interest at the Fixed Interest from the date at which it is incorporated as Accreted Principal and shall thereafter accrue interest at the Default Rate in the event that the Principal Amount of the Loan generally bears interest at the Default Rate.

Section 4.05 Inability to Determine Rate. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, if Lender determines (which determination shall be conclusive absent manifest error) that (a) adequate and reasonable means do not exist for ascertaining clause (b) of the definition of Three-Month Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, (b) the CME (or any successor administrator reasonably satisfactory to Lender) has made a public statement identifying a specific date after which SOFR shall or will no longer be made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease; provided that, in each case, at the time of such statement, there is no successor administrator that is reasonably satisfactory to Lender that will continue to provide SOFR, or (c) Lender determines for any reason that the Three-Month Term SOFR for the relevant Calendar Quarter does not adequately and fairly reflect the cost of funds to Lender (each a “SOFR Unavailability Event”), then (i) Lender will promptly so notify Borrower, and (ii) thereafter, (A) Lender and Borrower shall negotiate in good faith to amend this Agreement to replace Three-Month Term SOFR with an alternate benchmark rate, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, for Dollar-denominated credit facilities for such alternative benchmarks, together with any proposed Conforming Changes, and (B) until such time as Borrower and Lender amend this Agreement as contemplated by the foregoing clause (A), clause (b) of the definition of Three-Month Term SOFR for the Calendar Quarter during which such SOFR Unavailability Event occurs will be a rate per annum equal to the Prime Rate as in effect on the date such SOFR Unavailability Event occurs and thereafter will be re-set on the first Business Day of each Calendar Quarter occurring thereafter.

Section 4.06 Administration and Enforcement Expenses. Borrower shall promptly reimburse Lender on demand for all reasonable costs and expenses incurred by Lender (including the reasonable fees and expenses of one outside counsel to Lender) as a consequence of or in connection with any Default, Event of Default, Prepayment Trigger or mandatory prepayment of the Loan.

Section 4.07 Making of Payments. Notwithstanding anything to the contrary contained herein, any Payment stated to be due hereunder or under any Note on a given day in a specified month shall be made or shall end (as the case may be), (i) if there is no such given day or corresponding day, on the last Business Day of such month or (ii) if such given day or corresponding day is not a Business Day, on the next succeeding Business Day.

Section 4.08 Setoff or Counterclaim. Each payment by Borrower under this Agreement or under any Note shall be made without setoff or counterclaim. Lender shall have the right to set off any and all amounts owed by Borrower and/or any of its Subsidiaries under this Agreement as provided in Section 10.03.

Article V.
TAXES

Section 5.01 Taxes.

(a) Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any applicable withholding agent is required by Applicable Law to make any withholding or deduction of Taxes in respect of any payment by or on account of any obligation of Borrower under any Loan Document, then the applicable withholding agent shall be entitled to make such withholding or deduction and shall timely pay directly to the relevant Governmental Entity the full amount required to be so withheld or deducted. If any such Tax withheld is a Covered Tax, then the outstanding Principal Amount with respect to the corresponding Loan at such time shall be increased by an amount equal to such Covered Tax.

(b) If any Covered Taxes are payable or paid by such any Lender, whether or not such Covered Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity, then the outstanding Principal Amount at such time shall be increased by (i) the amount of such Covered Taxes and (ii) the amount of all reasonable expenses arising therefrom or with respect thereto. Lender shall promptly deliver to Borrower a certificate informing Borrower of any such amounts.

(c) Status of Lenders

(i) Any Lender that is eligible for an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A), (B) and (D) of Section 5.01(c)(ii)) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), two duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to Borrower on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax;

(2) two duly executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code or effectively connected with the conduct of a trade or business in the U.S. (a “U.S. Tax Compliance Certificate”) and (y) two duly executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, two duly executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of such direct and/or indirect partner(s);

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to Borrower on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), two duly executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by Applicable Law or reasonably requested by Borrower to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times reasonably requested by Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) If any form, certification or other documentation previously delivered by any Lender expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update such form or certification or promptly notify Borrower in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary, nothing in this Section 5.01(c) shall require any Lender to deliver any documentation that any such Lender is legally ineligible to provide.

Section 5.02 Receipt of Payment. Promptly after the date of any payment of Taxes by Borrower pursuant to this Article V, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to Lender.

Section 5.03 Other Taxes. Borrower shall timely pay to the relevant Governmental Entity in accordance with Applicable Law any Other Taxes.

Section 5.04 Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Covered Taxes, it shall promptly notify Borrower of the amount of any such refund (including refunds of any related penalties, interest or other charges imposed by the relevant Governmental Entity and any additional interest paid by the relevant Governmental Entity) calculated net of all out-of-pocket expenses (including Taxes) (such net amount, a “Refund Amount”). If a Refund Amount is received, the outstanding Principal Amount at such time shall be reduced by any such Refund Amount. If Lender is required to repay any previously refunded amount to a Governmental Entity, any such payment along with the amount of any related interest, penalties, additions thereto and related reasonable out-of-pocket expenses will increase the outstanding Principal Amount at such time. Notwithstanding anything to the contrary in this Section 5.04, in no event will any Refund Amount reduce the outstanding Principal Amount to the extent it would place Lender in a less favorable net after-tax position than Lender would have been in if the Covered Taxes giving rise to such refund had not been deducted, withheld or otherwise imposed and added to the outstanding Principal Amount. This Section 5.04 shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

Section 5.05 Registered Obligation.

(a) Borrower shall establish and maintain, at its address referred to in Section 12.03, (i) a Register in which Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of Lender in the Loan, each of its obligations under this Agreement to participate in the Loan, and any assignment of any such interest, obligation or right, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of Lender(s) (and each change thereto pursuant to Sections 12.01 and 12.02), (2) the amount of the Loan described in clause (i) above, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received and its application to the Loan. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Lender shall treat each person whose name is recorded in the Register as the owner of the Loans for all purposes of this Agreement, notwithstanding notice to the contrary. No error in the Register shall diminish any of Borrower’s obligations to any Lender under any Loan Document.

(b) Notwithstanding anything to the contrary contained in any Loan Document or elsewhere, the Loan (including any Note evidencing such Loan) are registered obligations, the right, title and interest of Lender and its assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. The parties hereto intend that the Loan will be at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations, Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

Section 5.06 Tax Treatment.

(a) For U.S. federal income and applicable state and local income tax purposes, the Parties shall treat the Loan as indebtedness. Each Party agrees not to take any position that is inconsistent with the foregoing sentence on any Tax return or in any audit or other administrative or judicial proceeding or for any other tax purpose (including determination of any withholding responsibilities in respect of any amounts paid under any Loan Document), unless in each case, (i) otherwise required by a change in applicable Law after the date hereof, or (ii) a good faith resolution of a tax audit or other administrative or judicial tax proceeding.

(b) This Agreement is not intended to create a partnership, association or joint venture between or among Lender and/or Borrower or any Subsidiary. Each Party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture.”

Section 5.07 Investment Units. Lender and Borrower agree that the Loan is part of an investment unit within the meaning of Section 1273(c)(2) of the Code, which also includes any Warrant issued to Lender in connection with the Loan. For all applicable U.S. federal income tax purposes, the issue price of the investment unit and the fair market value of the Warrant issued in connection with the Loan shall be determined collectively by Borrower and Lender, acting in good faith, at the time such Loan is made to Borrower. The “issue price” of the Loan made by Lender pursuant to this Agreement (and any Note issued in connection therewith) shall equal (i) the issue price of the investment unit, minus (ii) the fair market value of the Warrant issued in connection with Lender’s Loan. Lender and Borrower agree that the allocation determined pursuant to this Section 5.07 will be used for purposes of Section 1273(c)(2) of the Code. Borrower and Lender agree to make any determinations under Treasury Regulations §1.1273-2(h)(2) consistently with the foregoing and to file all required tax returns consistently with the foregoing, as applicable, except as otherwise required by a change in Applicable Law after the date of this Agreement or a good faith resolution of a tax audit or administrative or judicial tax Proceeding.

Section 5.08 OID. The Loan is deemed to be made with original issue discount for U.S. federal income tax purposes. Requests for information regarding the issue price, amount of original issue discount, issue date and yield to maturity on the Loans shall be directed to Borrower care of Borrower’s Secretary at: 9804 Medical Center Drive, Rockville, MD 20850.

Section 5.09 Survival. Each party’s obligations under this Article V shall survive the any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article VI.
CLOSING CONDITIONS

Section 6.01 Conditions Precedent to the Initial Tranche Loan. The obligation of Lender to advance the Initial Tranche Loan on the Closing Date shall be subject to the fulfillment, to the sole satisfaction of Lender, of all of the following conditions precedent in addition to the conditions specified in Section 2.01(a) and Section 2.03(a):

(a) Borrower shall have executed and delivered to Lender the Initial Tranche Note, dated the Closing Date.

(b) Lender shall have received on or before the Closing Date an executed copy of an opinion of Covington & Burling LLP, counsel to Borrower and the Company, dated the Closing Date in form and substance reasonably satisfactory to Lender.

(c) Borrower and the Company shall each have delivered to Lender a certificate, dated the Closing Date, of a Senior Officer (the statements in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of such party’s certificate of incorporation or other organizational documents (together with any and all amendments thereto); (ii) attaching copies, certified by such officer as true and complete, of resolutions of the Board of Directors (or similar governing body) of such party authorizing and approving the execution, delivery and performance by such party of the Loan Documents to which it is a party and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer of such party who executed and delivered such Loan Documents, including therein a signature specimen of each such officer; and (iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Governmental Entity of the jurisdiction of formation, stating that such party was in good standing under the laws of such jurisdiction as of the Closing Date (or a date immediately prior thereto acceptable to Lender).

(d) This Agreement and the other Loan Documents shall have been executed and delivered to Lender by each party thereto (other than Lender), and Borrower shall have delivered, or caused to be delivered, such other documents as Lender reasonably requested, in each case, in form and substance satisfactory to Lender.

(e) The Transaction Documents shall be in full force and effect.

(f) No event shall have occurred and be continuing that (i) constitutes a Default or an Event of Default or a Prepayment Trigger or (ii) could reasonably be expected to constitute a Material Adverse Effect (without giving effect to the cure period applicable to a Prepayment Trigger based thereon), in each case both at the time of, and immediately after giving effect to, the making of the Loan on the Closing Date.

(g) All necessary governmental and third-party approvals, notices, consents and filings, including in connection with the Initial Tranche Loan, the Security Agreement, the Contribution Agreement and the other Loan Documents (other than the Subsequent Milestone Tranche Note and the Subsequent Additional Tranche Note) shall have been obtained or made and shall remain in full force and effect, including, without limitation, the consent required to be obtained from Emory under the Emory Agreement (the “Emory Consent”).

(h) Borrower shall have delivered to Lender certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name Borrower as debtor and that are filed in those state and county jurisdictions in which Borrower is organized or maintains its principal place of business and such other searches that Lender deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Loan Documents (other than any Permitted Liens and other Liens acceptable to Lender).

(i) Lender shall have received all UCC financing statements in appropriate form for filing under the UCC, and all other certificates, agreements, instruments, filings, recordings and other actions, including recordations in the United States Patent and Trademark Office and the United States Copyright Office that are necessary or reasonably requested by Lender in order to establish, protect, preserve and perfect the security interest in the assets of Borrower constituting Collateral as provided in the Security Agreement as a valid and perfected first priority security interest (subject to Permitted Liens and, solely with respect to the continuing first priority granted to Secured Party under the Loan Documents, Permitted Liens entitled to priority under Applicable Law) with respect to such assets shall have been duly effected (or arrangements therefor satisfactory to Lender shall have been made).

(j) Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, including and the information described in Section 12.18.

(k) Lender shall have received such other approvals, opinions, documents or materials as Lender may reasonably request.

Section 6.02 Conditions Precedent to the Subsequent Milestone Tranche Loan. The obligation of Lender to advance the Subsequent Milestone Tranche Loan on the Subsequent Milestone Funding Date shall be subject to the fulfillment of all of the following conditions precedent in addition to the conditions specified in Section 2.01(b), Section 2.02(a) and Section 2.03(b):

(a) Borrower shall have executed and delivered to Lender a Notice of Subsequent Milestone Tranche Borrowing together with evidence of the satisfaction of the Zolgensma IT Milestone Event in accordance with Section 2.02(a).

(b) Borrower shall have executed and delivered to Lender the Subsequent Milestone Tranche Note evidencing the Subsequent Milestone Tranche Loan, dated the Subsequent Milestone Funding Date.

(c) No event shall have occurred and be continuing that constitutes a Default or an Event of Default or a Prepayment Trigger, in each case at the time of, and immediately after giving effect to, the making of the Subsequent Milestone Tranche Loan on the Subsequent Milestone Funding Date.

(d) Each Specified Covered License Agreement shall be in full force and effect, no material default in the payment of any amount in respect of the Royalty Interest under such Specified Covered License Agreement shall have occurred and no notice shall have been given or received with respect to effecting a termination or cancellation thereof.

(e) Borrower shall provide a certificate signed by a Senior Officer of Borrower certifying that the conditions in clauses (a)–(d) above have been satisfied.

Section 6.03 Conditions Precedent to the Subsequent Additional Tranche Loan. The obligation of Lender to advance the Subsequent Additional Tranche Loan on the Subsequent Additional Funding Date shall be subject to the fulfillment of all of the following conditions precedent in addition to the conditions specified in Section 2.01(c), Section 2.02(b) and Section 2.03(c):

(a) Borrower shall have executed and delivered to Lender a Notice of Subsequent Additional Tranche Borrowing in accordance with Section 2.02(b).

(b) Borrower shall have executed and delivered to Lender the Subsequent Additional Tranche Note evidencing the Subsequent Additional Tranche Loan, dated the Subsequent Additional Funding Date.

(c) No event shall have occurred and be continuing that constitutes a Default or an Event of Default or a Prepayment Trigger, in each case at the time of, and immediately after giving effect to, the making of the Subsequent Additional Tranche Loan on the Subsequent Additional Funding Date.

(d) Each Specified Covered License Agreement shall be in full force and effect, no material default in the payment of any amount in respect of the Royalty Interest shall have occurred and no notice shall have been given or received with respect to effecting a termination or cancellation thereof.

(e) Borrower shall provide a certificate signed by a Senior Officer of Borrower certifying that the conditions in clauses (a)–(d) above have been satisfied.

Article VII.
REPRESENTATIONS AND WARRANTIES

Section 7.01 Borrower’s Representations and Warranties. Borrower hereby represents and warrants to Lender as of the date of this Agreement (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified) as follows:

(a) Existence. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower has all limited liability company power, licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents and the Existing License Agreements, except, in each case, as would not reasonably be expected to have resulted in (x) a Material Adverse Effect or (y) an adverse effect, in any material respect, including on the timing, amount or duration of, the Included Royalty Interest or the right of Lender to receive the Included Royalty Interest. Borrower is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not result in, and could not reasonably be expected to have resulted in (a) a Material Adverse Effect, or (b) an adverse effect, in any material respect, including on the timing, amount or duration of, the Included Royalty Interest or the right of Lender to receive the Included Royalty Interest).

(b) No Conflicts. None of the execution and delivery by Borrower of any of the Loan Documents to which Borrower is party, the performance by Borrower of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any material respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Entity to which Borrower or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any term or provision of any Contract (other than the Existing License Agreements or the In-License Agreements) to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any of their respective assets or properties is bound or committed, (C) any term or provision of any of Borrower’s Organizational Documents or (D) the Existing License Agreements or the In-License Agreements, except in the case of clause (A) or (B) above where any such event would not result in (1) a Material Adverse Effect, or (2) an adverse effect, in any material respect, including on the timing, amount or duration of, the Included Royalty Interest or the right of Lender to receive payments based on the Included Royalty Interest; or (ii), except as provided in or contemplated by any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Patents, the Licensed Product or the Included Royalty Interest.

(c) Liens. Other than Liens granted pursuant to the Loan Documents, Borrower has not granted, nor does there exist, any Lien on the Collateral, the Patents or the Included Royalty Interest (other than Permitted Liens).

(d) Authorization. Borrower has all powers and authority to execute and deliver, and perform its obligations under, the Loan Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Loan Documents to which Borrower is party and the performance by Borrower of its obligations hereunder and thereunder have been duly authorized by Borrower. Each of the Loan Documents to which Borrower is party has been duly executed and delivered by Borrower. Each of the Loan Documents to which Borrower is party constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(e) Security Interests. Upon giving effect to the Contribution (and subject to the terms and conditions thereof) and the Intercompany In-License Agreements, (i) Borrower shall be the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Transferred Assets, free and clear of all Liens, other than Permitted Liens; (ii) Borrower shall be entitled to be the sole recipient of all payments in respect of the Included Royalty Interest; and (iii) Borrower shall own (or have a license to) all assets that were previously owned (or licensed to) the Company necessary to perform its obligations under the Covered License Agreements. The Included Royalty Interest constituting Collateral granted to Lender on the Closing Date has not been pledged, sold, assigned, transferred, conveyed or granted by Borrower to any other Person, in each case, other than Permitted Liens. Upon granting by Borrower of the security interests in the Included Royalty Interest to Lender pursuant to the Security Agreement and the Pledge Agreement, and the completion of all actions necessary to perfect such security interests, Lender shall acquire a first priority security interest (subject to Permitted Liens and, solely with respect to the continuing first priority granted to Secured Party under the Loan Documents, Permitted Liens entitled to priority under Applicable Law) in the Included Royalty Interest free and clear of all Liens, other than Permitted Liens. Borrower has not caused, and to the Knowledge of Borrower no other Person has caused, the claims and rights of Lender created by any Loan Document in and to the Included Royalty Interest, to be subordinated to any creditor or any other Person.

(f) Consents. The execution and delivery by Borrower of the Loan Documents to which Borrower is party, the performance by Borrower of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the granting of security interests in the Included Royalty Interest to Lender) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Entity or any other Person, except for (i) the filing of any applicable notices under securities laws, (ii) the filings necessary to perfect Liens created by the Loan Documents, (iii) those previously obtained and in full force and effect, (iv) consent, filings and registrations in connection with the Contribution as contemplated by the Contribution Agreement, (v) the Licensee Instruction Letters, (vi) the Emory Consent, (vii) the Nippon Shinyaku Notice, and (viii) the UoM Notice.

(g) Proceedings. Except as set forth on Schedule 7.01(g), to the Knowledge of Borrower there is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Entity) pending or, to the Knowledge of Borrower, threatened in writing by or against Borrower or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, would result in a Material Adverse Effect or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Loan Documents to which Borrower is party.

(h) Solvency. Upon consummation of the transactions contemplated by the Loan Documents and the application of the proceeds from the Initial Tranche Loan (a) the present fair saleable value of the properties and assets of Borrower and its Subsidiaries, taken as a consolidated group, on a going concern basis will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the properties and assets of Borrower on a going concern basis will not be less than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) Borrower will generally be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured, (d) Borrower will not have unreasonably small capital with which to engage in its business as now conducted, (e) Borrower has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) Borrower will not have become subject to any Insolvency Event and (g) Borrower will not have been rendered insolvent within the meaning of any Applicable Law. No step has been taken by Borrower or, to its Knowledge, any other Person to make Borrower subject to an Insolvency Event.

(i) No Default. No Default, Event of Default or Prepayment Trigger has occurred and is continuing, and no such event will occur upon the making of the Loan.

(j) Taxes. Borrower has filed (or caused to be filed) all Tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes required to be paid by it (including in its capacity as a withholding agent), except any such Taxes that are being contested in good faith by appropriate proceedings, diligently conducted, and for which adequate reserves in accordance with GAAP.

(k) Broker’s Fees. Except as set forth on Schedule 7.01(k), Borrower has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

(l) Investigations. Borrower (a) has not violated and is not in violation of, and to its Knowledge, is not under investigation with respect to, and has not been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Entity and (b) is not subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Entity, in each case, that would result in a Material Adverse Effect. Borrower is in compliance with the requirements of all Applicable Laws, except for any breach, violation or noncompliance thereof which would not result in a Material Adverse Effect.

(m) Intellectual Property.

(i) Patents. Schedule 7.01(m)(i) sets forth an accurate and complete list of all unexpired issued Patents and pending Patent applications owned or controlled by Borrower or the Company and, to the Knowledge of Borrower, covering the manufacture, use and sale of the Licensed Products in the applicable Territory (collectively, the “Listed Patents”). Schedule 7.01(m)(i) specifies with respect to each Listed Patent (i) the jurisdictions in which such Listed Patent is pending, allowed, granted or issued, (ii) the patent number or patent application number, as applicable, (iii) the registered owner thereof and (iv) if known by Borrower, the Licensed Product to which such Listed Patent or Listed Patent application relates.

(ii) No Litigation.

Neither Borrower nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, and

(3) otherwise has any Knowledge,

that there are any pending or threatened litigations, interferences, reexaminations, oppositions or like Patent Office proceedings involving any of the Patents on Schedule 7.01(m)(i).

(iii) Ownership of the Patents.

Neither Borrower nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, and

(3) otherwise has any Knowledge,

that (I) the applicable Licensor is not the sole owner of the entire right, title and interest in any of the Patents scheduled beneath such Licensor’s name on Schedule 7.01(m)(i), free and clear of any encumbrances in the applicable Field (as defined in the applicable Covered License Agreement) (other than (w) any interest of the other Licensors, (x) any interest of the Company, (y) the applicable Covered License Agreement (and any encumbrances referred to therein or contemplated thereby) and (z) any encumbrances arising by operation of Law) or (II) there are any facts that would preclude the applicable Licensor from having clear title as the sole owner to any of the Listed Patents on Schedule 7.01(m)(i) in the applicable Field and Territory (other than as described in clauses (w), (x), (y) and (z) above).

(iv) Validity and Enforceability.

Except, for the avoidance of doubt, as set forth on Schedule 7.01(m)(iv), neither the Company nor Borrower:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, and

(3) otherwise has any Knowledge,

that any of the issued Patents on Schedule 7.01(m)(i) are unenforceable or invalid.

To the Knowledge of Borrower [****].

(v) Inventorship.

Neither Borrower nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, and

(3) otherwise has any Knowledge,

that there is a Person who is or claims to be an inventor under any of the Listed Patents on Schedule 7.01(m)(i) who is not a named inventor thereof.

(vi) No Challenges.

Neither Borrower nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has received any written notice from any other Person, and

(3) otherwise has any Knowledge,

of any claim by any Person asserting that the manufacture, importation, sale, offer for sale or use of any of the Licensed Products infringes any Person’s patents or other intellectual property rights. Neither Borrower nor the Company has obtained any written non-infringement, freedom to operate, clearance or invalidity opinions from outside counsel regarding the infringement or non-infringement of any Person’s unexpired patent rights by any of the Licensed Products.

(vii) No Infringement.

Neither Borrower nor the Company:

(1) has received any written notice from any Licensee or its Affiliates to the effect that (A) such Licensee believes or (B) any other Person has asserted,

(2) has not received any written notice from any other Person, and

(3) otherwise has no Knowledge,

that there is a Person who is engaging in or has engaged in any activity that infringes upon any of the Listed Patents for a competing product in the Field (as defined in the applicable Covered License Agreement) in the Territory. Except as set forth on Schedule 7.01(m)(vii), neither Borrower nor the Company has obtained any written non-infringement, freedom to operate, clearance or invalidity opinions from outside counsel regarding the Patents listed on Schedule 7.01(m)(iv) or any of the Licensed Products.

(viii) Maintenance, etc. Neither Borrower nor the Company has received any written notice from any Licensee or any other Person to the effect that, and neither Borrower nor the Company otherwise has any Knowledge that, such Licensee has not paid, or caused to be paid, all required maintenance fees and like payments with respect to the issued Listed Patents on Schedule 7.01(m)(i). Neither Borrower nor the Company has received any written notice from any Licensee or its Affiliates to the effect that such Licensee believes, or that any other Person has asserted, that any of the Listed Patents on Schedule 7.01(m)(i) have lapsed, expired or otherwise been terminated.

(n) Lending. Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Loan shall be used by Borrower for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(o) Existing License Agreements.

(i) Borrower has provided to Lender the following: (i) a true, correct and complete copy of each Existing License Agreement; (ii) the Royalty Reports in respect of each Calendar Quarter ended on or prior to the date hereof that have been received by Borrower or the Company prior to the date hereof; (iii) the development progress reports that have been received by Borrower or the Company prior to the date hereof and (iv) all written notices delivered to the Licensees or their Affiliates by Borrower or the Company, or by the Licensees or their Affiliates to Borrower or the Company, pursuant to the Existing License Agreements that could reasonably be expected to have an effect on the value of the Royalty Interest in any material respect, in each case, since [****].

(ii) Each Existing License Agreement is a valid and binding obligation of Borrower and, to the Knowledge of Borrower, of the applicable Licensee, enforceable against each of Borrower and, to the Knowledge of Borrower, the applicable Licensee in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. Neither Borrower nor the Company has received any written notice or, to the Knowledge of Borrower, other written notice from any Licensee or any Licensee’s Affiliates challenging the validity or enforceability of the Existing License Agreements or any obligation of the Licensee to pay the Royalty Interest thereunder.

(iii) Neither Borrower nor the Company (i) has granted any material written waiver or, to the Knowledge of Borrower, any other material waiver, under any Existing License Agreement, (ii) has granted any waiver under any Existing License Agreement related to, or involving, any Royalty Interest or (iii) has released any Licensee, in whole or in part, from any of its material obligations under any Existing License Agreement, except, in each case of the immediately foregoing clauses (i), (ii) and (iii), to the extent set forth in the applicable Existing License Agreement. Except as set forth on Schedule 7.01(o)(iii), neither Borrower nor the Company has received from any Licensee or any Licensee’s Affiliates any written proposal, and has not made any proposal to any Licensee or any Licensee’s Affiliates, to amend or waive any provision of an Existing License Agreement.

(iv) Neither Borrower nor the Company has (i) given any Licensee or any Licensee’s Affiliates any notice of termination of an Existing License Agreement pursuant to the applicable section of such Existing License Agreement (or otherwise) or (ii) received from any Licensee or any Licensee’s Affiliates any written notice of termination of an Existing License Agreement. To the Knowledge of Borrower, no event has occurred that would give Borrower a right to terminate any Existing License Agreement pursuant to the applicable section of such Existing License Agreement. Neither Borrower nor the Company has received any written notice or, to Borrower’s Knowledge, other written notice from any Licensee or any Licensee’s Affiliates expressing any intention or desire to terminate any Existing License Agreement.

(v) Neither Borrower nor the Company has breached any provision of any Existing License Agreement in any material respect, and, to the Knowledge of Borrower, no Licensee has breached any provision of any Existing License Agreement in any material respect.

(vi) Either Borrower or the Company, as applicable, has received from each Licensee all of the Royalty Interests specified in the applicable reports delivered by any Licensee in respect of each calendar quarter ended on or prior to the date hereof that have been received by Borrower or the Company prior to the date hereof.

(vii) Except for Royalty Deductions pursuant to the applicable section of any Existing License Agreement and as illustrated on Schedule 1.01, no Royalty Interest has been and, to the Knowledge of Borrower, is, subject to any Royalty Deduction. To the Knowledge of Borrower, no event or condition exists that would permit any Licensee to claim any Royalty Deduction against payment of any Royalty Interest pursuant to clause (a) of the definition thereof, other than Royalty Deductions pursuant to the applicable section of any Existing License Agreement. Except for Royalty Deductions pursuant to the applicable section of any Existing License Agreement, neither Borrower nor the Company has received any written notice or, to its Knowledge, any other notice from any Licensee or any Licensee’s Affiliates expressing an intention by such Licensee to take any Royalty Deductions or otherwise offset, credit against, reduce or deduct from the Included Royalty Interest because of any amount owed or claimed owed from Borrower or the Company to such Licensee. To the Knowledge of Borrower, except as specified in the section captioned “Anti-Stacking Calculations” in the Royalty Reports referenced in clause (a) of the definition thereof, there are no third-party patents triggering a setoff right against any Royalty Interest.

(viii) Neither Borrower nor the Company has consented to any assignment by any Licensee of, and, to the Knowledge of Borrower, no Licensee has assigned, any Existing License Agreement or any part thereof. Except as contemplated by the Transaction Documents and the RPA Transaction Documents, neither Borrower nor the Company has assigned, in whole or in part, and has not granted any liens upon or security interests with respect to, any Existing License Agreement or the Royalty Interest.

(ix) Neither Borrower nor the Company has given any notice to any Licensee or such Licensees’ Affiliates regarding any claims for indemnification under the applicable sections of any Existing License Agreement.

(x) Except as set forth on Schedule 7.01(o)(x), Neither Borrower nor the Company has initiated any review or audit pursuant to the applicable section of any Existing License Agreement.

(xi) Other than the Existing License Agreements, there are no Contracts between Borrower or the Company or any of their Affiliates, on the one hand, and any Licensee or any Licensee’s Affiliates, on the other hand, that (i) relate to any Licensed Product or (ii) that would reasonably be expected to result in a Material Adverse Effect.

(xii) Neither Borrower nor the Company has (i) received any written notice of any dispute from any Licensee or any Licensee’s Affiliates for resolution pursuant to the applicable section of any Existing License Agreement or (ii) given any notice of any dispute to a Licensee for resolution pursuant to the applicable section of any Existing License Agreement.

(xiii) Neither Borrower nor the Company has received from any Licensee or any Licensee’s Affiliates any written notice of any sub-license granted by a Licensee under any Existing License Agreement, and, to the Knowledge of Borrower, no executed sublicenses or other agreements have been entered into by any Licensee or any Licensee’s Affiliates.

(p) Material Contracts.

(i) As of the Closing Date, Borrower is not a party to any Material Contract (other than, after giving effect to the Contribution thereof under the Contribution Agreement, the Material Contracts specified in Section 2.01(a) to the Contribution Agreement).

(ii) Except as separately disclosed in writing to Lender referencing this Section 7.01(p)(ii), neither Borrower nor, to Borrower’s Knowledge, any Material Contract Counterparty is in breach in any material respect or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (A) to a claim by Borrower or any Material Contract Counterparty of a breach in any material respect or default of any Material Contract, or (B) to a right of rescission, termination, revision, setoff, or any other rights, by any Person, in, to or under any Material Contract. Borrower has not received from, or delivered to, any Material Contract Counterparty, any written or electronic notice alleging a breach in any material respect or default under any Material Contract, which breach or default has not been cured or waived as of the date hereof.

(iii) Upon the Contribution thereof to, and assumption thereof by, Borrower, each Material Contract shall be a valid and binding obligation of Borrower and, to the Knowledge of Borrower, of the applicable Material Contract Counterparty, enforceable against each of Borrower and, to the Knowledge of Borrower, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. Borrower has not received any written or electronic notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract. Neither Borrower, nor to the Knowledge of Borrower, any other Person, has delivered or intends to deliver any written or electronic notice to Borrower or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract.

(iv) Neither Borrower nor to the Knowledge of Borrower, any Material Contract Counterparty, is contemplating to commence any case, proceeding or other action relating to a Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization by any of the foregoing means.

(q) Capital Stock. No Capital Stock has been issued by Borrower other than the Capital Stock issued to the Company that is subject to the pledge to Lender under the Pledge Agreement.

(r) Office of Borrower. The chief place of business, the chief executive office and each office where Borrower keeps its records regarding the Included Royalty Interest are, as of the date hereof, each located at 9804 Medical Center Drive, Rockville, MD 20850.

(s) UCC Representations. Borrower (or any predecessor by merger or otherwise) has not, within the five-year period preceding the date hereof, had a name that differs from its name as of the date hereof.

Section 7.02 Borrower’s Representations and Warranties as to the Company, Etc. Borrower hereby represents and warrants to Lender as of the date of this Agreement (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified), with respect to the Company and other matters, as follows:

(a) Existence. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Entities, required to own its property and conduct its business as now conducted, except, in each case, as would not resulted a Material Adverse Effect. The Company is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not result in, and could not reasonably be expected to have resulted in (a) a Material Adverse Effect, or (b) an adverse effect, in any material respect, including on the timing, amount or duration of, the Included Royalty Interest or the right of Lender to receive the Included Royalty Interest).

(b) No Conflicts. None of the execution and delivery by the Company of any of the Transaction Documents to which the Company is party, the performance by the Company of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Entity to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any term or provision of any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed or (C) any term or provision of any of the organizational documents of the Company or any of its Subsidiaries, except in the case of clause (A) or (B) above where any such event would not result in (1) a Material Adverse Effect, or (2) an adverse effect, in any material respect, including on the timing, amount or duration of, the Included Royalty Interest or the right of Lender to receive the payments based on Included Royalty Interest; or (ii) except as provided in or contemplated by any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Patents, the Licensed Product or the Included Royalty Interest.

(c) Liens. Except pursuant to, or as contemplated by, the Transaction Documents, the Company has not granted, nor does there exist, any Lien (other than Permitted Liens) on the Transaction Documents, the Patents or the Included Royalty Interest.

(d) Authorization. The Company has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Company is party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by the Company. Each of the Transaction Documents to which the Company is party has been duly executed and delivered by the Company. Each of the Transaction Documents to which the Company is party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(e) Consents. The execution and delivery by the Company of the Transaction Documents to which the Company is party, the performance by the Company of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including granting of security interests in the Included Royalty Interest to Lender) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Entity or any other Person, except for (i) the filing of any applicable notices under securities laws, (ii) the filings necessary to perfect Liens created by the Loan Documents, (iii) those previously obtained and in full force and effect, (iv) consents, filings and registrations in connection with the Contribution as contemplated by the Contribution Agreement, (v) the Emory Consent, (vi) the Nippon Shinyaku Notice, and (vii) the UoM Notice.

(f) Proceedings. Except as set forth on Schedule 7.02(f), there is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Entity) pending or, to the Knowledge of the Company, threatened in writing (or, in the case of a threat by a Governmental Entity, threatened orally or in writing) by or against the Company or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, would result in (A) a Material Adverse Effect, or (B) an adverse effect, in any material respect, including on the timing, amount or duration of, the Included Royalty Interest or the right of Lender to receive the Included Royalty Interest, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Company is party.

(g) Solvency. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds from the Initial Tranche Loan (a) the present fair saleable value of the Company’s assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the properties and assets of the Company and its Subsidiaries, taken as a whole, will not be less than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) the Company will be generally able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured, (d) the Company will not have unreasonably small capital with which to engage in its business as now conducted, (e) the Company has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Company will not have become subject to any Insolvency Event and (g) the Company will not have been rendered insolvent within the meaning of any Applicable Law. No step has been taken by the Company or, to its Knowledge, any other Person to make the Company subject to an Insolvency Event.

(h) No Default. No Default, Event of Default or Prepayment Trigger has occurred and is continuing, and no such event will occur upon the making of the Loan.

(i) Taxes. The Company has timely filed (or caused to be filed) all tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes required to be paid by it (including in its capacity as a withholding agent), except any such Taxes that are being contested in good faith by appropriate proceedings, diligently conducted, and for which adequate reserves in accordance with GAAP or where any such failure to file or pay would not result, individually or in the aggregate, in (a) a Material Adverse Effect, or (b) an adverse effect, in any respect, including on the timing, amount or duration of, the Included Royalty Interest or the right of Lender to receive the Included Royalty Interest. None of the payments received (or to be received) by the Company or Borrower in respect of the Royalty Interest has been, or under current Law will be, subject to any withholding Tax or Other Tax, and neither the Company nor Borrower was ever required or requested to establish any entitlement to treaty benefits in order to avoid or minimize any such withholdings or deductions.

(j) Broker’s Fees. Except as disclosed on Schedule 7.02(j), the Company has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

(k) Investigations. None of the Company or any of its Subsidiaries (a) is in violation of, is under investigation with respect to or has been threatened in writing to be charged with or been given written notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Entity or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Entity, in each case of (a) and (b), that would reasonably be expected to result in (i) a Material Adverse Effect, or (ii) an adverse effect, in any material respect, including on the timing, amount or duration of, the Included Royalty Interest or the right of Lender to receive the payments based on Included

Royalty Interest. Each of the Company and any Subsidiary of the Company is in compliance with the requirements of all Applicable Laws, a breach of any of which would result in a Material Adverse Effect.

(l) Lending. The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Loan shall be used by the Company for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(m) Material Contracts.

(i) Schedule 7.02(m) hereto contains a list of each Material Contract to which the Company is a party. As of the Closing Date, there has been provided a true and complete copy of each of the Material Contracts to Lender in the electronic data room.

(ii) To the Company’s Knowledge, except as separately disclosed in writing to Lender referencing this Section 7.02, neither the Company nor any Material Contract Counterparty is in breach in any material respect or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (A) to a claim by the Company or any Material Contract Counterparty of a breach in any material respect or default of any Material Contract, or (B) to a right of rescission, termination, revision, setoff, or any other rights, by any Person, in, to or under any Material Contract. The Company has not received from, or delivered to, any Material Contract Counterparty, any written or electronic notice alleging a breach in any material respect or default under any Material Contract, which breach or default has not been cured or waived as of the date hereof.

(iii) Each Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, of the applicable Material Contract Counterparty, enforceable against each of the Company and, to the Knowledge of the Company, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. The Company has not received any written or electronic notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract.

(iv) The Company has not received any notice from any Material Contract Counterparty or any other Person threatening or commencing any case, proceeding or other action relating to Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization by any of the foregoing means.

(n) In-License Agreements.

(i) Attached hereto as Schedule 7.02(n)(i) are the following: (A) a true, correct and complete copy of each In-License Agreement; (B) the reports delivered by the Company to each Licensor under each In-License Agreement, in each case, in respect of each Calendar Quarter ended on or prior to the date hereof (it being understood and agreed that all information in such reports that does not relate to or involve the Royalty Interest has been redacted); and (C) all material written notices delivered to each Licensor by the Company, or by any Licensor to the Company, pursuant to each In-License Agreement relating to or involving the applicable Licensed Product, in each case (A), (B) and (C), since [****].

(ii) Each In-License Agreement is a valid and binding obligation of the Company and, to the Knowledge of the Company, of each Licensor, enforceable against each of the Company and, to the Knowledge of the Company, each Licensor in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. The Company has not received any written notice from any Licensor challenging the validity or enforceability of any In-License Agreement, to the extent related to or involving any Licensed Product.

(iii) In each case, to the extent related to or involving any Licensed Product, the Company (A) has not granted any material written waiver or, to the Knowledge of the Company, any other material waiver, under any In-License Agreement, and (B) has not released any Licensor, in whole or in part, from any of its material obligations under any In-License Agreement, except, in each case of the immediately foregoing clauses (A) and (B), to the extent set forth in such In-License Agreement. Since [****], the Company has not received from any Licensor any written proposal, and has not made any proposal to any Licensor, to amend or waive any provision of any In-License Agreement, to the extent related to or involving any Licensed Product.

(iv) The Company has not (A) given any Licensor any notice of termination of any In-License Agreement or (B) received from any Licensor any written notice of termination of any In-License Agreement. To the Knowledge of the Company, no event has occurred that would give any Licensor a right to terminate any In-License Agreement. The Company has not received any written notice from any Licensor expressing any intention or desire to terminate the any In-License Agreement.

(v) Except, for the avoidance of doubt, as set forth on Schedule 7.02(n)(v), the Company has not breached any provision of any In-License Agreement in any material respect, and, to the Knowledge of the Company, no Licensor has not breached any provision of their In-License Agreement in any material respect, in each case, related to or involving any Licensed Product.

(vi) The Company has paid to each Licensor any amounts required pursuant to each In-License Agreement related to or involving any Licensed Product prior to the date hereof. As of the Closing Date, no payments are owed by the Company to any Licensor pursuant to any In-License Agreement related to or involving any Licensed Product.

(vii) The Company has not consented to any assignment by any Licensor of, and, to the Knowledge of the Company, each Licensor has not assigned (other than as contemplated by the Transaction Documents), their respective In-License Agreement or any part thereof. Except as contemplated by the Transaction Documents, the Company has not assigned, in whole or in part, and has not granted any liens upon or security interests with respect to, any In-License Agreement, to the extent related to or involving any Licensed Product.

(viii) No Licensor has not initiated any review or audit pursuant to their respective In-License Agreement.

(ix) Except, for the avoidance of doubt, as set forth on Schedule 7.02(n)(ix), the Company has not (A) received any written notice of any dispute from any Licensor for resolution pursuant to any In-License Agreement or (B) given any notice of any dispute to any Licensor for resolution pursuant to any In-License Agreement, in each case related to or involving any Licensed Product, and in each case since [****].

(o) UCC Representations. The Company’s exact legal name is, and for the prior five years has been, “REGENXBIO Inc.” The Company is incorporated, and for the past five years has been incorporated, in the State of Delaware.

(p) Financial Statements. The Financial Statements of the Company are complete and accurate in all material respects, were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects, in accordance with applicable requirements of GAAP, the consolidated financial position and the consolidated financial results of the operations of the Company and its Subsidiaries as of the dates and for the periods covered thereby and the consolidated statements of cash flows of the Company and its Subsidiaries for the periods presented therein. Since [****], there has been no Material Adverse Effect.

(q) Pledge Agreement; Enforceability. The Pledge Agreement, when executed and delivered by the parties thereto, is effective to create in favor of Lender legal, valid and enforceable (subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or general equitable principles (regardless of whether enforcement is sought in equity or at law)) Liens on, and security interests in, the Capital Stock of Borrower, and, when (x) financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of the State of Delaware and (y) upon the taking of possession or control by Lender of the Capital Stock certificates (if certificated) with duly executed instruments of transfer in blank, the Liens created by the Pledge Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Company in the Capital Stock of Borrower, subject to no Liens other than Permitted Liens.

(r) No Investment Company. The Company is not an “investment company,” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

(s) Regulation of Licensed Products. To the Knowledge of the Company, neither the FDA nor any other Regulatory Agency has stated that it is not likely to approve or is likely to withdraw approval of the Licensed Product.

(t) Insurance. The Company has the products-completed operations liability, property and casualty, commercial general liability, and umbrella liability insurance policies with the coverages and limits set forth on Schedule 7.02(t) carried with the Insurance Providers also set forth therein, and Borrower is covered under such policies.

(u) Beneficial Ownership. The Company does not beneficially own or control more than 10% of the outstanding voting stock or any other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) of any Person that is not a wholly owned Subsidiary.

Article VIII.
AFFIRMATIVE COVENANTS

Borrower covenants and agrees with Lender that, until Payment in Full:

Section 8.01 Maintenance of Existence. Borrower shall at all times (a) preserve, renew and maintain in full force and effect its legal existence (except as otherwise permitted pursuant to Section 9.02(a) hereof) and good standing as a corporation under the Laws of the jurisdiction of its organization; (b) not change its name or its chief executive office as set forth herein without having given Lender the notice thereof required under Section 8.16; and (c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.02 Use of Proceeds. Borrower shall use the net proceeds of the Loan received by it to acquire assets from the Company pursuant to the Contribution Agreement, to pay dividends and other distributions to the Company and for general corporate purposes.

Section 8.03 Financial Statements and Information.

(a) On or before the [****] day after the close of each quarter of each fiscal year, Borrower shall furnish to Lender a certificate of a Senior Officer of Borrower, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default, Event of Default or Prepayment Trigger.

(b) For each fiscal quarter ending after the Closing Date, Borrower shall for each Covered License Agreement, within [****] Business Days following the end of such fiscal quarter, deliver or cause to be delivered to Lender a true copy of all Royalty Reports received during such quarter and all Material Other Reports received during such quarter. In addition, Borrower shall, promptly upon receipt thereof, forward or cause to be forwarded to Lender copies of all other Notices, reports, updates and other data or information (i) pertaining to the Included Royalty Interest and other Collateral (ii) received from the Licensee or any Third Party which relate to events or circumstances that could reasonably be expected to have a Material Adverse Effect, or (iii) received from any Person that relate to the Intellectual Property and that could reasonably be expected to have a Material Adverse Effect, or that Lender reasonably requests.

(c) Borrower and Licensee shall consult with each other regarding the timing, manner and conduct of any review or audit of a Licensee’s records and books of account with respect to the Included Royalty Interest. Borrower may, and if requested in writing by Lender, shall, exercise the audit rights under the applicable sections of the Covered License Agreements (subject to all restrictions and limitations thereon contained in the applicable Covered License Agreements); provided that Lender shall not be entitled to request such an audit (i) more frequently than once every calendar year or (ii) if such an audit would contravene the applicable sections of the Covered License Agreements. Lender shall pay the costs of the respective audit and shall be entitled to any reimbursement of the costs thereof by the Licensee as provided under the applicable sections of the Covered License Agreements. Any additional payments of the Royalty Interest due from a Licensee, together with interest thereon as provided under the Covered License Agreements, shall be paid by a Licensee to the Collection Account, and any refund due to a Licensee from any overpayment in respect of the Royalty Interest determined in any such audit shall be paid by Borrower in accordance with the applicable Covered License Agreements. Borrower and Lender will reasonably cooperate in the exercise of such audit rights in order to avoid unnecessary limitations on the timing, scope and conduct of such audits within the parameters specified in the applicable Covered License Agreement.

(d) Lender and its Representatives shall have the right, from time to time, not more than [****] per calendar quarter, during normal business hours and upon at least [****] Business Days’ prior written notice to Borrower (provided that, after the occurrence and during the continuance of an Event of Default, Lender shall have the right, as often, at such times and with such prior notice, as Lender determines in its reasonable discretion), to visit the offices and properties of Borrower and the Company where books and records relating or pertaining to the Included Royalty Interest and the Collateral are kept and maintained (or, at Lender’s option, to conduct a meeting by telecommunications), to discuss, with officers of Borrower and the Company, the business, operations, properties and financial and other condition of Borrower and the Company, to discuss the Covered License Agreements and the Licensed Products, to discuss the Royalty Reports and Material Other Reports, to verify compliance with the provisions of the Loan Documents regarding receipt and application of the Included Royalty Interest and, upon physical visits, to inspect and make extracts from and copies of the books and records of Borrower and the Company relating or pertaining to the Included Royalty Interest and the Collateral.

(e) All written information supplied by or on behalf of Borrower to Lender pursuant to this Section 8.03 (other than Section 8.03(a)) shall be accurate and complete in all material respects as of its date or the date so supplied. For the avoidance of doubt, Borrower makes no representations or warranties regarding the accuracy or completeness of any information it receives from a Third Party that it is required to furnish to Lender pursuant to this Section 8.03, unless to the Knowledge of Borrower or the Company such information is inaccurate or incomplete in any material respect, in which case Borrower or the Company shall specify such inaccuracy or incompleteness.

Section 8.04 Books and Records. Borrower shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of Borrower in accordance with GAAP.

Section 8.05 Governmental Authorizations. Borrower shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Entities that may be required for the validity or enforceability against Borrower of this Agreement and the other Loan Documents to which it is a party.

Section 8.06 Compliance with Laws and Contracts.

(a) Borrower shall comply with all Applicable Laws and perform its obligations under all Material Contracts, if any, entered into after the Closing Date relative to the conduct of its business, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect. Borrower shall use commercially reasonable efforts to take all actions necessary to enforce its rights under each Material Contract, and perform all of its material obligations under each Material Contract, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect (subject to Section 9.01(a)).

(b) Borrower shall at all times comply with the margin requirements set forth in Section 7 of the Exchange Act and any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

Section 8.07 Plan Assets. Borrower shall not take any action that causes its assets to be deemed to be Plan Assets at any time.

Section 8.08 Notices.

(a) Borrower shall, promptly after an officer becomes aware thereof, give written Notice to Lender of each Default, Event of Default or Prepayment Trigger and each other event that has or could reasonably be expected to have a Material Adverse Effect; provided that in any of the foregoing situations where Borrower knows a press release or other public disclosure is to be made, Borrower shall use all commercially reasonable efforts to provide such information to Lender as early as possible but in no event later than simultaneously with such release or other public disclosure.

(b) Borrower shall promptly give written Notice to Lender upon receiving notice, or an officer otherwise becomes aware, of any default or event of default under any Material Contracts.

(c) Borrower shall, promptly (and in any event within [****] Business Days) after an officer becomes aware thereof, give written Notice to Lender of any litigation or proceedings to which Borrower is a party or which could reasonably be expected to have a Material Adverse Effect.

(d) Borrower shall, promptly after an officer becomes aware thereof, give written Notice to Lender of any litigation or proceedings challenging the validity of any Covered License Agreement or otherwise required under any Covered License Agreement, the Transaction Documents or any of the transactions contemplated therein.

(e) Borrower shall, promptly after an officer becomes aware thereof, give written Notice to Lender of the occurrence of any Material Adverse Effect.

(f) Borrower shall, promptly after receipt of any written notice from a Licensee pursuant to any Covered License Agreement of an event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, provide a copy of such notice to Lender together with a summary of Borrower’s intended response to Licensee.

Section 8.09 Payment of Taxes. Borrower (or the Company on behalf of Borrower, as applicable), shall timely file all tax returns and timely pay all material Taxes imposed on or in respect of Borrower’s income or assets that are due and payable (including in its capacity as withholding agent) except for Taxes contested in good faith by appropriate proceedings, diligently conducted, and for which adequate reserves are maintained in accordance with GAAP.

Section 8.10 Waiver of Stay, Extension or Usury Laws. Notwithstanding any other provision of this Agreement or the other Loan Documents, if at any time the rate of interest payable by any Person under the Loan Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had applicable law not limited the interest rate so payable. In no event shall the total interest received by Lender under this Agreement and the other Loan Documents exceed the amount which Lender could lawfully have received, had the interest due been calculated from the Closing Date at the Maximum Lawful Rate. Without limiting the foregoing, Borrower will not at any time, to the extent that it may lawfully not do so, insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or other law that would prohibit or forgive Borrower from paying all or any portion of the principal of or premium, if any, or interest on the Loan as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and, to the extent that it may lawfully do so, Borrower hereby expressly waives all benefit or advantage of any such law and expressly agrees that it will not hinder, delay or impede the execution of any power herein granted to Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 8.11 Intellectual Property.

(a) To the extent permitted under any Covered License Agreement, Borrower shall not, and shall not permit or suffer the Company or any of its Affiliates to, consent to any judgment or settlement in any action, suit or proceeding referred to in the applicable section of any Covered License Agreement if such consent could reasonably be expected to have a Material Adverse Effect, without the prior written consent of Lender, which consent shall not be withheld, delayed or conditioned by Lender if doing so would result in Borrower breaching its obligation to not unreasonably withhold, delay or condition its consent under the applicable section of such Covered License Agreement.

(b) Borrower shall furnish Lender from time to time upon Lender’s reasonable written request therefor, but in any event not more than [****] in per calendar year so long as no Event of Default is continuing, reasonably detailed statements and schedules further identifying and describing the Listed Patents and such other materials evidencing or reports pertaining to any Intellectual Property as Lender may reasonably request.

(c) Borrower shall, promptly upon obtaining Knowledge thereof, give written notice to Lender of any commercially significant infringement or interference by any Person, any claims of invalidity or unenforceability in any prosecution or litigation action relating to the Patents or patents relating to the Licensed Product granted in the U.S. or any of the jurisdictions specified on Schedule 8.11(c), in each case, if it could reasonably be expected to have a Material Adverse Effect.

Section 8.12 Prosecution and Maintenance of Product-Specific Patents.

(a) As between Lender and Borrower, Borrower shall have the sole right to Prosecute patent applications and issue patents within the Listed Patents set forth on Schedule 8.12(a) (collectively, the “Product-Specific Patents”).

(b) Borrower shall use commercially reasonable efforts (it being understood and agreed that such efforts (i) shall be consistent with standards in the biotechnology industry and determined without taking into account any amounts owed to Lender and (ii) [****] shall not require Borrower to defend against any claims (including of invalidity or unenforceability) in any oppositions, inter partes review, interference, or other proceeding) to, and if required by Lender, Borrower shall, continue to Prosecute, or to cause the applicable Licensor(s) to Prosecute, any patent applications, patent term extensions (including supplementary protection certificates), or issued patents, with respect to the Product-Specific Patents; provided that such Prosecution shall be at Borrower’s cost unless Lender requires Borrower to continue to Prosecute, or to cause the applicable Licensor(s) to Prosecute, in which case all costs and expenses (including attorneys’ fees and expenses) incurred by Borrower or the Company in connection therewith shall be borne solely by Lender. Lender shall fund any retainers or advances required by the counsel employed by

Borrower or Company for such Prosecution required by Lender (such amounts to be credited or deducted from the actual amounts owed by Lender under the immediately preceding sentence).

(c) Lender acknowledges and agrees that (i) the rights and obligations under this Section 8.12 are subject to the rights of the Licensors under the In-License Agreements and (ii) Borrower’s obligations only apply to the extent of Borrower’s (or the Company’s) rights with respect to participation in prosecuting the Product-Specific Patents under the In-License Agreements.

Section 8.13 Enforcement of Product-Specific Patents.

(a) Notice and Consultation. In the event that Lender or a Senior Officer of Borrower or the Company becomes aware of any potential infringement of any Product-Specific Patent by a third party and such Product-Specific Patent is being infringed by another product in the applicable Field (as defined in the applicable Covered License Agreement) (such infringement, a “Competitive Infringement”), then promptly (and in any event within [****] Business Days) following Lender or such Senior Officer of Borrower or the Company, respectively, becoming aware of such Competitive Infringement, Lender or Borrower, respectively, shall inform the other party hereto of such Competitive Infringement. Borrower shall provide to Lender a copy of any written notice of any Competitive Infringement of any Product-Specific Patents delivered or received by Borrower (other than any such notice provided by Lender) as soon as practicable (and in any event within [****] Business Days) following such delivery or receipt by Borrower. Promptly following a Senior Officer of Borrower or the Company becoming aware of any Competitive Infringement of any Product-Specific Patents (whether as a result of being notified by a Licensee pursuant to the applicable section(s) the applicable Covered License Agreement(s), by Lender pursuant to this Section 8.13(a), or otherwise), Borrower and Lender shall consult with each other with a view to determining the appropriate course of action to take with respect to such Competitive Infringement (in each case, subject to the terms and conditions of the applicable Covered License Agreement(s)).

(b) Enforcement. If Borrower has the right pursuant to any Covered License Agreement or Applicable Law to institute suit or other legal proceedings to enforce any of the Product-Specific Patents in respect of any Competitive Infringement, then promptly (and in any event within [****] Business Days) following a Senior Officer of Borrower or the Company becoming aware of such right of Borrower, Borrower shall provide notice of such right to Lender. In the event that Borrower declines to exercise such right, Borrower shall promptly give notice of such declination to Lender, and Lender shall have [****] Business Days to require that Borrower proceed, in consultation with Lender, to institute such a suit or other legal proceeding and to use commercially reasonable efforts to enforce the Product-Specific Patents in respect of such Competitive Infringement, and to exercise such rights and remedies relating to such Competitive Infringement as shall be available to Borrower under Applicable Law, but, in each case, subject to the terms and conditions of the applicable Covered License Agreement(s) and this Agreement. In connection with any such enforcement of the Product-Specific Patents, Borrower may employ any counsel, so long as such counsel is acceptable to Lender (such acceptance not to be unreasonably withheld or delayed).

(c) Allocation of Proceeds of Enforcement. To the extent in respect of any Competitive Infringement, the Proceeds of any enforcement of any of the Product-Specific Patents (i) by Borrower pursuant to this Section 8.13 and the applicable sections of the Covered License Agreements or (ii) by Borrower together with a Licensee pursuant to the applicable section of a Covered License Agreement, in each case of the immediately foregoing clauses (i) and (ii), after deduction (and reimbursement to Borrower and Lender) of all costs and expenses (including attorneys’ fees and expenses) incurred by Borrower and Lender in connection with such enforcement pursuant to the first two sentences of Section 8.13(d) below, shall be allocated between, and paid to, Borrower and Lender in proportion to their respective interests in the applicable Royalty Interest (taking into account any variation in such interests over different time periods, if applicable, and it being understood and agreed that in the event any Proceeds are reasonably likely to be used to pay principal, interest or any other fees or expenses due from time to time in respect of the Loan, such Proceeds shall be deemed to be in Lender’s interest). To the extent not on account of Included Royalty Interest, the Proceeds of any enforcement of any of the Product-Specific Patents after deduction (and reimbursement to Borrower and Lender) of all costs and expenses (including attorneys’ fees and expenses) incurred by Borrower and Lender in connection with such enforcement pursuant to the first two sentences of Section 8.13(d) below, shall be paid to Borrower.

(d) Allocation of Costs of Enforcement. All costs and expenses (including attorneys’ fees and expenses) incurred by Borrower in connection with any enforcement of any of the Product-Specific Patents in respect of any Competitive Infringement shall be borne by Borrower and Lender in proportion to their respective interests in the applicable Royalty Interest (taking into account any variation in such interests over different time periods, if applicable, and it being understood and agreed that in the event any Proceeds are reasonably likely to be used to pay principal, interest or any other fees or expenses due from time to time in respect of the Loan, such Proceeds shall be deemed to be in Lender’s interest). Lender shall fund any retainers or advances required by the counsel employed by Borrower for such enforcement (such amounts to be credited or deducted from the actual amounts owed by Borrower and Lender under the immediately preceding sentence). Nothing contained herein shall limit Lender from retaining, at its sole cost, separate outside counsel who shall be permitted, where reasonably practicable, to consult with the lead counsel selected pursuant to Section 8.13(b) for such enforcement.

(e) Lender acknowledges and agrees that (i) the rights and obligations under this Section 8.13 are subject to the rights of the Licensors under the In-License Agreements (including any consent or approval rights or rights to control or participate in any enforcement actions) and (ii) Borrower’s obligations only apply to the extent of Borrower’s (or the Company’s) rights with respect to enforcing the Product-Specific Patents under the In-License Agreements.

Section 8.14 Defense of Third-Party Infringement Claims.

(a) Third-Party Infringement. In the event that Lender or a Senior Officer of Borrower or the Company becomes aware of any claim or suit by any third party for infringement of a patent or other intellectual property of such third party as further described in the applicable sections of the Covered License Agreements (“Third-Party Infringement Claim”) asserting infringement relating to the manufacture, importation, sale, offer for sale or use of the Licensed

Products, then promptly (and in any event within [****] Business Days) following Lender or such Senior Officer of Borrower or the Company, respectively, becoming aware of such Third-Party Infringement Claim, Lender or Borrower, respectively, shall inform the other party hereto of such Third-Party Infringement Claim. Borrower shall provide to Lender a copy of any written notice of any Third-Party Infringement Claim delivered or received by Borrower or the Company (other than any such notice provided by Lender) as soon as practicable (and in any event within [****] Business Days) following such delivery by Borrower or the Company or receipt by Borrower. Promptly following a Senior Officer of Borrower or the Company becoming aware of any Third-Party Infringement Claim (whether as a result of being notified by the Licensee pursuant to the applicable sections of the Covered License Agreements, by Lender pursuant to this Section 8.14, or otherwise), Borrower and Lender shall consult with each other with a view to determining the appropriate course of action to take with respect to such Third-Party Infringement Claim (in each case, subject to the terms and conditions of the applicable Covered Licensed Agreement(s)).

(b) Enforcement. If Borrower has the right pursuant to any Covered License Agreement or Applicable Law to institute suit or other legal proceedings to enforce or defend any of the Product-Specific Patents in respect of any Third-Party Infringement Claim, then promptly (and in any event within [****] Business Days) following a Senior Officer of Borrower or the Company becoming aware of such right of Borrower, Borrower shall provide notice of such right to Lender. In the event that Borrower declines to exercise such right, Borrower shall promptly give notice of such declination to Lender, and Lender shall have [****] Business Days to require that Borrower proceed, in consultation with Lender, to institute such a suit or other legal proceeding and to use commercially reasonable efforts to enforce or defend the Product-Specific Patents in respect of such Third-Party Infringement Claim, and to exercise such rights and remedies relating to such Third-Party Infringement Claim as shall be available to Borrower under Applicable Law, but, in each case, subject to the terms and conditions of the applicable Covered License Agreement(s) and this Agreement. In connection with any such enforcement or defense of the Product-Specific Patents, Borrower may employ any counsel, so long as such counsel is acceptable to Lender (such acceptance not to be unreasonably withheld or delayed).

(c) Allocation of Proceeds of Enforcement. To the extent in respect of any Third-Party Infringement Claim, the Proceeds of any enforcement or defense of any of the Product-Specific Patents (i) by Borrower pursuant to this Section 8.14 and the applicable sections of the Covered License Agreements or (ii) by Borrower together with a Licensee pursuant to the applicable section of a Covered License Agreement, in each case of the immediately foregoing clauses (i) and (ii), after deduction (and reimbursement to Borrower and Lender) of all costs and expenses (including attorneys’ fees and expenses) incurred by Borrower and Lender in connection with such enforcement or defense pursuant to the first two sentences of Section 8.14(d) below, shall be allocated between, and paid to, Borrower and Lender in proportion to their respective interests in the applicable Royalty Interest (taking into account any variation in such interests over different time periods, if applicable, and it being understood and agreed that in the event any Proceeds are reasonably likely to be used to pay principal, interest or any other fees or expenses due from time to time in respect of the Loan, such Proceeds shall be deemed to be in Lender’s interest). To the extent not on account of Included Royalty Interest, the Proceeds of any enforcement or defense of any of the Product-Specific Patents after deduction (and reimbursement to Borrower and Lender) of all costs and expenses (including attorneys’ fees and expenses)

incurred by Borrower and Lender in connection with such enforcement or defense pursuant to the first two sentences of Section 8.14(d) below, shall be paid to Borrower.

(d) Allocation of Costs of Enforcement. All costs and expenses (including attorneys’ fees and expenses) incurred by Borrower in connection with any enforcement or defense of any of the Product-Specific Patents in respect of any Third-Party Infringement Claim shall be borne by Borrower and Lender in proportion to their respective interests in the applicable Royalty Interest (taking into account any variation in such interests over different time periods, if applicable, and it being understood and agreed that in the event any Proceeds are reasonably likely to be used to pay principal, interest or any other fees or expenses due from time to time in respect of the Loan, such Proceeds shall be deemed to be in Lender’s interest). Lender shall fund any retainers or advances required by the counsel employed by Borrower for such enforcement or defense (such amounts to be credited or deducted from the actual amounts owed by Borrower and Lender under the immediately preceding sentence). Nothing contained herein shall limit Lender from retaining, at its sole cost, separate outside counsel who shall be permitted, where reasonably practicable, to consult with the lead counsel selected pursuant to Section 8.14(b) for such enforcement or defense.

Section 8.15 Security Documents; Further Assurances.

(a) Subject to Section 8.15(b), Borrower shall promptly, upon the reasonable request of Lender, at Borrower’s expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Loan Documents or otherwise deemed by Lender reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Loan Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to Lender from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Lender and Lender shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Loan Documents; and (c) upon the exercise by Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Entity execute and deliver all applications, certifications, instruments and other documents and papers that Lender may require. In addition, subject to Section 8.15(b), Borrower shall promptly, at its sole cost and expense, execute and deliver to Lender such further instruments and documents, and take such further action, as Lender may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Loan Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of Lender hereby and thereby.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, Borrower shall not have any obligation to (i) perfect or record any security interest or lien in any intellectual property included in the Collateral in any jurisdiction other than in the U.S. (or to enter into any foreign law governed charges, debentures, pledges or other security agreements in respect thereof), (ii) obtain any landlord waivers, estoppels or collateral access letters, or (iii) obtain any consent of the Licensee to the assignment and pledge to Lender of the rights under the Covered License Agreements that are included in the Collateral.

Section 8.16 Information Regarding Collateral. Borrower shall not effect any change (i) in its legal name, (ii) in the location of its chief executive office, (iii) in its identity or organizational structure, (iv) in its federal Taxpayer Identification Number or organizational identification number, if any, or (v) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given Lender not less than [****] days prior written notice (in the form of an certificate of a duly authorized officer of Borrower), or such lesser notice period agreed to by Lender, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Lender may reasonably request and (B) it shall have taken all action reasonably satisfactory to Lender to maintain the perfection and priority of the security interest of Lender in the Collateral, if applicable (subject to the limitations set forth in Section 8.15(b)). Borrower agrees to provide promptly Lender with certified Borrower’s Organizational Documents reflecting any of the changes described in the preceding sentence. Borrower also agrees to notify promptly Lender of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which any portion of Collateral is located (including the establishment of any such new office or facility), other than (a) changes in location to a mortgaged property, (b) Collateral which is in-transit or in the possession of employees, and (c) Collateral which is out for repair or processing.

Section 8.17 Additional Collateral; New License Arrangement.

(a) With respect to any Collateral acquired after the Closing Date by Borrower that is not already subject to the Lien created by any of the Loan Documents or specifically excluded from the requirement to be subject to such Lien in the Loan Documents, Borrower shall promptly (and in any event within [****] days after the acquisition thereof) (i) execute and deliver to Lender such amendments or supplements to the relevant Loan Documents or such other documents as Lender shall deem necessary or advisable to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by Lender. Subject to Section 8.15(b), Borrower shall otherwise take such actions and execute and/or deliver to Lender such documents as Lender shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Agreement on such after-acquired properties.

(b) Without limiting any other rights or remedies Lender may have under this Agreement, the Security Agreement or the Pledge Agreement, if any Licensee or Borrower terminates or provides written notice of termination of a Specified Covered License Agreement in its entirety, or a Specified Covered License Agreement otherwise terminates in its entirety, then, to the extent permitted by the survival provisions of such Specified Covered License Agreement and any provisions of the applicable In-License Agreement(s), Borrower shall use commercially reasonable efforts, at Lender’s reasonable request and Lender’s sole cost and expense (including

Lender’s payment of Borrower’s reasonable attorney’s fees, if any, in connection therewith), in consultation and cooperation with Lender, for a period of [****] days (or such shorter period as set forth in this Section 8.17) (the “Initial Search Period”), to locate, negotiate and secure a license of the Intellectual Property with respect to the applicable Licensed Product (any such license, a “New Arrangement”); provided that the counterparty to such New Arrangement shall be reasonably acceptable to Borrower; provided further that Lender shall have the right to consent in writing to any New Arrangement, which approval shall not be unreasonably withheld or delayed. Borrower agrees to undertake in connection with any New Arrangement such obligations and liabilities, if any, as are comparable to the obligations and liabilities it currently has under the applicable Specified Covered License Agreement(s); provided that (i) in no event shall Borrower have any obligation in connection with the New Arrangement to renegotiate the applicable In-License Agreement(s) and (ii) such license shall include terms not materially more onerous to Borrower than those contained in the applicable Specified Covered License Agreement(s) with respect to the obligations and costs imposed on Borrower and not materially less favorable with respect to the rights and remedies of Borrower. Borrower shall not pay (or enter into any agreement to pay) any upfront costs, fees or expenses to a third party in connection with Borrower’s efforts to locate, negotiate and secure a New Arrangement (“New Arrangement Expenses”) without the prior written consent of Lender. In no event shall Borrower be required to incur any obligation of any kind with respect to, and any directions provided by Lender under this Section 8.17 shall not include any direction regarding, the prosecution, maintenance, enforcement or defense of the Intellectual Property. If Lender does not consent to such New Arrangement Expenses, Lender may, upon written notice to Borrower, terminate the Initial Search Period. Following the expiration or termination of the Initial Search Period, Lender may, at Lender’s option and sole cost and expense, continue efforts to locate, negotiate and secure a New Arrangement; provided that Borrower shall have the right to consent in writing to any New Arrangement, which approval shall not be unreasonably withheld or delayed. Borrower shall use commercially reasonable efforts, at Lender’s request and sole cost and expense (including Lender’s payment of Borrower’s reasonable attorney’s fees, if any, in connection therewith) to provide cooperation and assistance to Lender in connection with Lender’s efforts pursuant to the foregoing sentence. In the event Borrower enters into a New Arrangement, references in this Agreement to the Included Royalty Interest and the applicable Specified Covered License Agreement(s) shall be deemed to be references to any new royalty or other payments and the new license agreement constructed under the New Arrangement, and references to a Licensee shall be deemed to be references to the other party to such New Arrangement. Such New Arrangement shall also provide, for no additional consideration from Lender (other than, for clarity, the costs and expenses described in this Section 8.17(b)), that (i) Lender shall have the same rights as those acquired under the applicable Specified Covered License Agreement(s) pursuant to this Agreement and (ii) all payments and other consideration (including any upfront fees) thereunder (to the extent that such payments or other consideration would have constituted a Royalty Interest under the applicable Specified Covered License Agreement(s)) be made by the other party to such New Arrangement directly to Lender; provided that all such payments and other consideration (including any upfront fees) made by the other party to such New Arrangement shall be deemed to be a Royalty Interest hereunder for purposes of determining the Included Royalty Interest for the applicable Calendar Quarter(s). All out-of-pocket third-party expenses of Borrower (including reasonable attorney’s fees) incurred pursuant to this Section 8.17(b) shall be promptly reimbursed by Lender.

Section 8.18 Performance of Covered License Agreements and In-License Agreements. Borrower agrees that it shall (i) not breach any of the Covered License Agreements or In-License Agreements, in each case, in any respect material to the interests of Lender hereunder and (ii) use commercially reasonable efforts to cure any such breach by Borrower of any Covered License Agreement or In-License Agreement.

Section 8.19 Amendment of Covered License Agreements; Amendment of In-License Agreements.

(a) Amendment of a Covered License Agreement. Borrower shall provide Lender a copy of any proposed amendment, supplement, modification or waiver (each, a “Modification”) of any provision of a Covered License Agreement as soon as practicable (and in any event not less than [****] Business Days) prior to the date Borrower proposes to execute such Modification. Borrower shall not, without the prior written consent of Lender (such consent not to be unreasonably withheld or delayed), execute or agree to execute any proposed Modification of any Covered License Agreement if such Modification would reasonably be expected to adversely affect in any material respect the value of the Included Royalty Interest (it being understood and agreed that any proposed Modification to the provisions of any Covered License Agreement governing the amount or calculation of the Included Royalty Interest or the procedures for payment of the Included Royalty Interest shall be deemed, for purposes of this Section 8.19, to have such an effect). Promptly (and in any event within [****] Business Days) following receipt by Borrower of a fully executed Modification of any Covered License Agreement, Borrower shall furnish a copy of such Modification to Lender.

(b) Amendment of an In-License Agreement. Borrower shall not, without the prior written consent of Lender (such consent not to be unreasonably withheld or delayed), execute or agree to execute any proposed Modification to an In-License Agreement, to the extent such Modification would reasonably be expected to adversely affect in any material respect the value of the Included Royalty Interest (it being understood and agreed that any proposed Modification to the provisions of an In-License Agreement governing the amount or calculation of the payments of any Royalty Interest or the procedures for payment of such payments shall be deemed, for purposes of this Section 8.19, to have such an effect, and notwithstanding anything to the contrary in this Section 8.19, it shall be deemed reasonable for Lender to withhold its consent to any such proposed Modification to the extent adverse to Lender (as determined by Lender in its sole discretion) unless Borrower has concurrently offered to Lender to amend this Agreement to eliminate such adverse effect). For clarity, Modifications to In-License Agreements relating solely to patents and patent applications that do not relate to the Licensed Products in the Territory shall be deemed not to have an adverse effect and shall not require prior written consent of Lender.

Section 8.20 Enforcement of Covered License Agreements.

(a) Notice of Licensee’s Breaches. Promptly (and in any event within [****] Business Days) following a Senior Officer of Borrower or the Company becoming aware of a breach of a Covered License Agreement by the applicable Licensee that would reasonably be expected to adversely affect in any material respect the value of the Included Royalty Interest, Borrower shall provide notice of such breach to Lender.

(b) Enforcement of Covered License Agreements. Borrower and Lender shall consult with each other regarding any breach referred to in Section 8.20(a) and as to the timing, manner and conduct of any enforcement of the applicable Licensee’s obligations under the Covered License Agreement relating thereto.

(i) Enforcement. Borrower may, and if requested in writing by Lender within [****] Business Days after receipt of notice of such breach pursuant to Section 8.20(a), shall, proceed in consultation with Lender, to use commercially reasonable efforts to enforce compliance by any Licensee with the relevant provisions of the applicable Covered License Agreement and to use commercially reasonable efforts to exercise such rights and remedies relating to such breach as shall be available to Borrower, whether under the applicable Covered License Agreement or by operation of Applicable Law.

(ii) Lead Counsel. In connection with any enforcement of a Licensee’s obligations under the applicable Covered License Agreement in respect of any breach referred to in Section 8.20(a) (regardless of whether such enforcement is initiated by Borrower as a result of a written request from Lender or initiated by Borrower in the absence of any such request), the lead counsel selected by Borrower shall be such counsel as Lender shall recommend for such purpose (as long as such counsel is reasonably acceptable to Borrower).

(c) Allocation of Proceeds of Enforcement. The Proceeds of any enforcement of a Licensee’s obligations under the applicable Covered License Agreement in respect of any breach referred to in Section 8.20(a) (regardless of whether such enforcement is initiated by Borrower as a result of a written request from Lender or initiated by Borrower in the absence of any such request), after deduction (and reimbursement to Borrower and Lender) of all costs and expenses (including attorneys’ fees and expenses) incurred by Borrower and Lender in connection with such enforcement pursuant to the first two sentences of Section 8.20(d)Section 8.20(b)(ii) below, shall be paid to Borrower and Lender in proportion to their respective interests in the Proceeds (taking into account any variation in such interests over different time periods, if applicable, and it being understood and agreed that in the event any Proceeds are reasonably likely to be used to pay principal, interest or any other fees or expenses due from time to time in respect of the Loan, such Proceeds shall be deemed to be in Lender’s interest).

(d) Allocation of Costs of Enforcement. All costs and expenses (including attorneys’ fees and expenses) incurred by Borrower in connection with any enforcement of a Licensee’s obligations under the applicable Covered License Agreement in respect of any breach referred to in Section 8.20(a) shall be borne by Borrower and Lender (as such costs and expenses are incurred) in proportion to their respective interests in the Proceeds (taking into account any variation in such interests over different time periods, if applicable, and it being understood and agreed that in the event any Proceeds are reasonably likely to be used to pay principal, interest or any other fees or expenses due from time to time in respect of the Loan, such Proceeds shall be deemed to be in Lender’s interest), including any retainers or advances required by the lead counsel selected pursuant to Section 8.20(b)(ii) for such enforcement (and that are incurred by Borrower). Nothing contained herein shall limit Lender from retaining, at its sole cost, separate outside counsel who shall be permitted, where reasonably practicable, to consult with the lead counsel selected pursuant to Section 8.20(b)(ii) for such enforcement.

Section 8.21 Approval of Assignments of License Agreement.

(a) Assignments by the Licensee. Promptly (and in any event within [****] Business Days) following receipt by Borrower of a written request from a Licensee for consent to assign the applicable Covered License Agreement (in whole or in part) pursuant to such Covered License Agreement, if applicable, Borrower shall provide notice thereof to Lender. Borrower and Lender shall consult with each other regarding whether to grant such consent, and Borrower shall not grant or withhold such consent without the prior written consent of Lender (such consent of Lender not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained in this Section 8.21, and for the avoidance of doubt, no consent of Lender shall be required in connection with any assignment by a Licensee to which Borrower does not have a consent under the applicable Covered License Agreement, including an assignment by such Licensee to a wholly owned Affiliate or in connection with a Change of Control (subject to meeting the requirements of the applicable Covered License Agreement).

(b) Assignments by Borrower. Borrower may not assign any Covered License Agreement (in whole or in part) without the prior written consent of Lender (such consent not to be unreasonably withheld or delayed); provided that no such consent shall be required in connection with (i) any assignment, sale or transfer (in whole or in part) of Borrower’s right, title and interest in and to the Excluded Payments or the delegation of any of Borrower’s duties with respect to the Excluded Payments, (ii) any assignment, sale or transfer of Borrower’s right, title and interest in and to substantially all of the assets of Borrower related to, or necessary to perform Borrower’s obligations in respect of, any Covered License Agreement and (iii) any assignment to an Affiliate, in which case Borrower shall remain responsible for the performance of this Agreement by such Affiliate.

(c) Copies of Assignments. Promptly (and in any event no later than [****] Business Days) following Borrower’s, or the Company’s, as applicable, receipt of any fully executed assignment of a Covered License Agreement by the applicable Licensee or Borrower, Borrower shall furnish a copy of such assignment to Lender.

Section 8.22 Rights Under Royalty Purchase Agreement. All rights of Lender under Section 8.17 through Section 8.21 are subject in all respects to the rights of the RPA Purchaser Rep and the RPA Purchasers under the RPA Transaction Documents.

Section 8.23 Acknowledgment and Agreement by Lender; Limitation of Borrower’s and the Company’s Duties and Obligations.

(a) Notwithstanding any provision of this Agreement (including other provisions of this Article VIII) to the contrary, nothing contained in this Agreement shall obligate

Borrower or the Company to take any action, or omit to take any action, that (i) would conflict with, violate or cause a violation of, contravene or cause a default under, any Covered License Agreement, any In-License Agreement or any Applicable Law or any judgment binding upon, or any guidelines or policies of, Borrower or the Company, (ii) would otherwise, in the judgment of Borrower or the Company (exercised reasonably), adversely affect in any material respect Borrower or the Company, including by means of exposing Borrower or the Company to material liability (whether in relation to the transactions contemplated by any Covered License Agreement, any In-License Agreement or otherwise), or (iii) would, or would involve any disclosure that would, result in the loss or waiver of any attorney-client privilege available to Borrower or the Company; provided that Borrower and the Company shall use their commercially reasonable efforts to implement arrangements that would permit such action, omission or disclosure while preserving such privilege.

(b) Notwithstanding any provision of this Agreement (including other provisions of this Article VIII) to the contrary, nothing contained in this Agreement shall be construed to prevent, limit or restrict Borrower or the Company from exercising, pursuing and enforcing its rights in respect of any Excluded Payments in a commercially reasonable manner; provided, however, that (i) all costs and expenses (including attorneys’ fees and expenses) incurred by Borrower or the Company in connection therewith shall be borne solely by Borrower and the Company, (ii) neither Borrower nor the Company shall, in connection therewith, terminate any Covered License Agreement without the prior written consent of Lender (such consent not to be unreasonably withheld or delayed), and (iii) in connection therewith neither Borrower nor the Company shall execute or agree to execute any proposed Modification of any Covered License Agreement or any In-License Agreement other than pursuant to Section 8.19(a) and Section 8.19(b), as applicable.

Section 8.24 Nippon Shinyaku Notice and UoM Notice. No later than [****] days following the Closing Date, Borrower shall have delivered or shall have caused the Company to have delivered (a) the notice required to be delivered to Nippon Shinyaku under the Nippon Shinyaku License Agreement in the form attached hereto as Exhibit N (the “Nippon Shinyaku Notice”) and (b) the notice required to be delivered to UoM under the UoM Agreement in the form attached hereto as Exhibit O (the “UoM Notice”).

Article IX.
NEGATIVE COVENANTS

Borrower covenants and agrees with Lender that, until Payment in Full:

Section 9.01 Activities of Borrower.

(a) Borrower shall not amend, modify, waive or terminate (other than expiration in accordance with its terms) any provision of, or permit or agree to the amendment, modification, waiver or termination (other than expiration in accordance with its terms) of any provision of, any of the Transaction Documents or Material Contracts, without the consent of Lender (x) in its sole and absolute discretion, if the related amendment, modification, waiver or termination could reasonably be expected to have an adverse effect, in any respect, on the timing, amount or duration of, the Included Royalty Interest or the right of Lender to receive the Included Royalty Interest and (y) with respect to any other matters, such consent not to be unreasonably withheld or delayed. Borrower shall not establish or acquire any Subsidiaries.

(b) Borrower shall not:

(i) fail to hold itself out to the public and all other persons as a legal entity separate from the owners of its Capital Stock and from any other person;

(ii) commingle its assets with assets of any other Person except in connection with, and for the limited purposes of, operation of the Escrow Account;

(iii) fail to conduct its business only in its own name, nor fail to comply with all organizational formalities necessary to maintain its separate existence;

(iv) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person nor have its assets listed on any financial statement of any other person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates in conformity with applicable provisions of GAAP (provided that such assets shall also be listed on Borrower’s own separate balance sheet);

(v) fail to pay its own liabilities and expenses only out of its own funds; provided that the foregoing shall not prohibit the payment of any liabilities and expenses by the Company on behalf of Borrower so long as such payments are subject to reimbursement or are otherwise recorded as capital contributions or intercompany loans;

(vi) enter into any transaction with an Affiliate except transactions that are at prices and on terms and conditions that could be obtained on an arm’s-length basis from unrelated Third Parties (it being agreed by the Parties that the Transaction Documents and the transactions contemplated or required thereby, including the use of proceeds thereof, comply with this requirement);

(vii) issue any securities of any kind except as contemplated by this Agreement and the other Transaction Documents;

(viii) fail to correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(ix) fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the holders of its Capital Stock to make additional capital contributions to Borrower;

(x) fail to cause the representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower;

(xi) make any payment or distribution of assets with respect to any obligation of any other person other than as required or permitted by the Transaction Documents or under trade or commercial agreements entered into in the ordinary course of business;

(xii) engage in any business activity other than activities required or permitted by the Transaction Documents and other activities related to the Covered License Agreements and any New Arrangement that is implemented hereunder and the borrowing, payment and repayment of amounts provided for hereunder and under the other Loan Documents and any activities ancillary or related thereto; or

(xiii) fail to timely file any tax returns or timely pay any Taxes as may be required under Law (including in its capacity as withholding agent) except for taxes contested in good faith by appropriate proceedings, diligently conducted, and for which adequate reserves are maintained in accordance with GAAP.

(c) Borrower shall not issue any Capital Stock in certificated form.

Section 9.02 Merger; Sale of Assets; Future License Agreements.

(a) Borrower shall not merge or consolidate with or into (whether or not Borrower is the Surviving Person) any other Person and Borrower will not sell, convey, assign, transfer, lease, sublease, license, sublicense or otherwise dispose of all or substantially all of Borrower’s assets to any Person in a single transaction or series of related transactions; provided that nothing in this Section 9.02(a) shall prohibit a Change of Control of the Company; and provided further that, to the extent the Company is party to a Change of Control and is not the surviving Person, the acquiror or surviving Person shall expressly assume all obligations of the Company under the Transaction Documents to which the Company is a party, if such assumption does not occur by operation of law, in which case such surviving Person shall succeed to, and be substituted for, the Company under the Transaction Documents to which the Company is a party.

(b) Borrower shall not sell, assign, convey, transfer, lease, sublease, license, sublicense or otherwise dispose of (including by way of merger or consolidation) any right, title or interest in or to, the Material Contracts or the Included Royalty Interest, other than pursuant to Permitted Liens;

(c) Borrower shall not, and shall cause the Company not to, sell, assign, convey, transfer, lease, sublease, license, sublicense or otherwise dispose of any right, title or interest in or to the Penn Agreement, the Penn Patents Intercompany In-License Agreement and the Patents licensed to Borrower pursuant thereto, and the NAV Intercompany In-License Agreement and the Patents licensed to Borrower pursuant thereto, except as could not reasonably be expected to have an adverse effect, in any respect, on the timing, amount or duration of the Included Royalty Interest or the right of Lender to receive the Included Royalty Interest;

(d) Notwithstanding anything to the contrary in Section 9.02(a)-(b), Lender’s consent shall not be required for (i) the Company to enter into Out-Licenses that are excluded from the definition of “Future License Agreements” or (ii) Borrower to enter into any Future License

Agreement unless such Future License Agreement would be reasonably expected to impair in any material respect or have a material adverse effect on an Existing License Agreement; provided, that Borrower shall deliver a Licensee Instruction Letter to each Future Licensee directing that all amounts payable to Borrower under such Future License Agreement be paid to the Collection Account, and provided, further, that Borrower agrees to execute, or cause the Company to execute, any amendments to the Intercompany In-License Agreements or the Intercompany Out-License Agreements that are necessary for Borrower to enter into such Future License Agreement.

Section 9.03 Liens. Borrower shall not, and shall cause the Company not to, create or suffer to exist any Lien on or with respect to Collateral, except for Permitted Liens. Borrower shall not, and shall cause the Company not to, create or suffer to exist any Lien on or with respect to the Penn Agreement, the Penn Patents Intercompany In-License Agreement and the Patents licensed to Borrower pursuant thereto, or the NAV Intercompany In-License Agreement and the Patents licensed to Borrower pursuant thereto, except for Permitted Liens or Liens that could not reasonably be expected to have an adverse effect, in any respect, on the timing, amount or duration of the Included Royalty Interest or the right of Lender to receive the Included Royalty Interest.

Section 9.04 Investment Company Act. Neither Borrower nor any of its Subsidiaries shall be or become an investment company subject to registration under the Investment Company Act of 1940.

Section 9.05 Limitation on Additional Indebtedness. Borrower shall not, directly or indirectly, incur or suffer to exist any Indebtedness; provided that Borrower may incur:

(a) Indebtedness under this Agreement, the other Transaction Documents, the Covered License Agreements (including any New Arrangement related thereto) and the In-License Agreements, as applicable;

(b) Indebtedness representing obligations for the payment of money incurred in the ordinary course of business for goods or services rendered, unsecured, not overdue (unless subject to a good faith dispute);

(c) Indebtedness secured by Liens of any of the types described under clause (d) of the definition of Permitted Liens; and

(d) Indebtedness consisting of the financing of insurance premiums with the providers of such insurance or their affiliates in the ordinary course of business.

Section 9.06 Limitation on Transactions with Affiliates. Borrower shall not, directly or indirectly, enter into any transaction or series of related transactions or participate in any arrangement (including any purchase, sale, lease or exchange of assets or the rendering of any service) with any Affiliate other than the Transaction Documents or in the ordinary course of business of Borrower upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s-length transaction with a Third Party.

Section 9.07 ERISA.

(a) Borrower shall not sponsor, maintain or contribute to, or agree to sponsor, maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) whether or not subject to ERISA, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Borrower shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or in any transaction that, assuming that no assets of Lender are or are deemed to be Plan Assets, would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt prohibited transaction under such provisions.

(c) Borrower shall not incur any liability with respect to any obligation to provide medical benefits with respect to any person beyond their retirement or other termination of service, other than coverage mandated by law, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.08 Dividends and Distributions. Borrower will not, directly or indirectly, make any dividends or other distributions to holders of its Capital Stock (i) except as permitted under Borrower’s Organizational Documents and the Pledge Agreement or (ii) while an Event of Default or Prepayment Trigger has occurred and is continuing.

Section 9.09 Rights Under the Royalty Purchase Agreement. Nothing in this Article IX shall prevent Borrower from taking all such actions as are required by the RPA Transaction Documents.

Article X.
EVENTS OF DEFAULT

Section 10.01 Events of Default. If one or more of Events of Default occurs and is continuing, Lender shall be entitled to the remedies set forth in Section 10.02.

Section 10.02 Default Remedies. If any Event of Default shall occur and be continuing, Lender may, by Notice to Borrower, (a) exercise all rights and remedies available to Lender hereunder and under the other Loan Documents and applicable law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the security interests created thereby, (b) declare the Loan, all interest thereon and all other Obligations to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or further notice of any kind, which are expressly waived by Borrower and (c) declare the obligations of Lender hereunder to be terminated, whereupon such obligations shall terminate; provided, however, that if any event of any kind referred to in clause (j) of the definition of “Event of Default” herein occurs as a result of an Insolvency Event of Borrower, all amounts payable hereunder by Borrower shall become immediately due and payable and Lender shall be entitled to exercise rights and remedies under the Loan Documents and applicable law without diligence, presentment, demand of payment, protest or notice of any kind (including any notice by Lender of a declaration requiring prepayment of the Loan under Section 3.02, should Lender so elect), all of which are hereby expressly waived by Borrower. Each Notice delivered pursuant to this Section 10.02 shall be effective when sent.

Section 10.03 Right of Set-off; Sharing of Set-off.

(a) If any amount payable hereunder is not paid as and when due, Borrower irrevocably authorizes Lender (i) to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, bankers’ lien, counterclaim or otherwise, against any assets of Borrower in any currency that may at any time be in the possession of Lender or any of its Affiliates, to the full extent of all amounts payable to Lender hereunder or (ii) to charge to Borrower’s account with Lender or any of its Affiliates the full extent of all amounts payable by Borrower to Lender hereunder; provided, however, that Lender shall notify Borrower of the exercise of such right promptly following such exercise.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan or other obligations owed to such Lender resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loan and accrued interest thereon or other obligations owed to such Lender greater than its pro rata share thereof as provided herein, then Lender receiving such greater proportion shall (a) notify the other Lenders of such fact, and (b) purchase (for cash at face value) participations in the Loan and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan and other amounts owing them; provided that the provisions of this Section 10.03(b) shall (x) not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in the Loan to any assignee and (y) only be applicable if there is more than one Lender.

Section 10.04 Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Law.

Article XI.
INDEMNIFICATION

Section 11.01 Losses.

(a) Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Person (including any Governmental Entity) other than Borrower, the Company or any of Lender’s Affiliates; provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the gross negligence or willful misconduct of an Indemnitee, (ii) a breach by an Indemnitee of any Transaction Document or (iii) arise from any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of Borrower and that is brought by an Indemnitee against any other Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.01 may be unenforceable in whole or in part because they violate of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 11.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent permitted by applicable law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.02 Assumption of Defense; Settlements. If Lender is entitled to indemnification under this Article XI with respect to any action or proceeding brought by a third party that is also brought against Borrower, Borrower shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to Lender. Upon assumption by Borrower of the defense of any such action or proceeding, Lender shall have the right to participate in such action or proceeding and to retain its own counsel but Borrower shall not be liable for any legal expenses of other counsel subsequently incurred by Lender in connection with the defense thereof unless (i) Borrower has otherwise agreed to pay such fees and expenses, (ii) Borrower shall have failed to employ counsel reasonably satisfactory to Lender in a timely manner or (iii) Lender shall have been advised by counsel that there are actual or potential conflicting interests between Borrower and Lender, including situations in which there are one or more legal defenses available to Lender that are different from or additional to those available to Borrower; provided, however, that Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for Lender, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior written consent of Lender unless such compromise or settlement (x) includes an unconditional release of Lender from all liability arising out of such action and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of Lender. Borrower shall not be required to indemnify Lender for any amount paid or payable by Lender in the settlement of any action, proceeding or investigation without the written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed.

Article XII.
MISCELLANEOUS

Section 12.01 Assignments.

(a) Borrower shall not be permitted to assign this Agreement without the prior written consent of Lender and any purported assignment in violation of this Section 12.01 shall be null and void.

(b) Lender may at any time assign its rights and obligations hereunder, in whole or in part, to an Assignee and Lender may at any time pledge its rights and obligations hereunder to an Assignee, in each case as set forth on Schedule 12.01.

(c) The parties to each assignment shall execute and deliver to Borrower an Assignment and Acceptance. Upon an assignment pursuant to Section 12.01(b) hereunder, (i) each reference in this Agreement to a “Lender” shall be deemed to be a reference to the assignor and the assignee to the extent of their respective interests, (ii) such assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender and (iii) the assignor shall be released from its obligations hereunder to a corresponding extent of the assignment, and no further consent or action by any party shall be required, but shall continue to be entitled to the benefits of Article V.

(d) In the event there are multiple Lenders, all payments of principal, interest, fees and any other amounts payable pursuant to the Loan Documents shall be allocated on a pro rata basis among Lenders according to their proportionate interests in the Loan.

(e) Borrower and Lender shall, from time to time at the request of the other party hereto, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder, including a new Note in exchange for the Note held by Lender.

Section 12.02 Successors and Assigns. Subject to the provisions of Section 12.01 and Schedule 12.01, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 12.03 Notices. All Notices and other communications under this Agreement to a party hereto shall be in writing and shall be sent by email with PDF attachment, internationally recognized overnight delivery service or personal delivery to the following address of such party, or to such other address as shall be designated from time to time by such party in accordance with this Section 12.03:

(a) If to Borrower:

c/o REGENXBIO Inc.

9804 Medical Center Drive

Rockville, MD 20850

Attention: Chief Legal Officer

Email: legal@regenxbio.com

With a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Peter A. Schwartz

Email: pschwartz@cov.com

(b) If to Lender:

c/o HCRX Investments HoldCo, L.P.
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Clarke Futch;

Anthony Rapsomanikis

Email: Clarke.Futch@hcrx.com;

Anthony.Rapsomanikis@hcrx.com;

with a copy (which shall not constitute notice) to:

c/o HCRX Investments HoldCo, L.P.
300 Atlantic Street, Suite 600
Stamford, CT 06901
Attention: Chief Legal Officer
Email: royalty-legal@hcroyalty.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, PA 19103

Attention: Andrew Mariniello;

Conor F. Larkin

Email: andrew.mariniello@morganlewis.com;
conor.larkin@morganlewis.com

Any Party may change its address for the receipt of Notices at any time by giving Notice thereof to the other Party. Except as otherwise provided herein, any Notice authorized or required to be given by this Agreement shall be effective when received.

Section 12.04 Entire Agreement. This Agreement, including the Exhibits and Schedules attached to this Agreement, together with the Loan Documents, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof. All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.

Section 12.05 Modification. No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing executed by Borrower and Lender or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the prior written consent of Lender.

Section 12.06 No Delay; Waivers; etc. No delay on the part of Lender in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No Lender shall not be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by Lender.

Section 12.07 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court, arbitrator or Governmental Entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such term or provision with a new term or provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of such term or provision in any other jurisdiction.

Section 12.08 Determinations. Each determination or calculation by Lender hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.

Section 12.09 Replacement of Note. Upon the loss, theft, destruction, or mutilation of the Note and (a) in the case of loss, theft or destruction, upon receipt by Borrower of indemnity or security reasonably satisfactory to it (except that if the holder of such Note is Lender or any other financial institution of recognized responsibility, the holder’s own agreement of indemnity shall be deemed to be satisfactory) or (b) in the case of mutilation, upon surrender to Borrower of any mutilated Note, Borrower shall execute and deliver in lieu thereof a new Note, dated the Closing Date, in the same Principal Amount.

Section 12.10 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of State of New York without regard to the conflicts of Laws principles thereof to the extent that such principles would require or permit the application of the Laws of a jurisdiction other than the State of New York.

Section 12.11 Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of New York located in New York County, New York and (b) the U.S. District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the U.S. District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York County, New York. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in (i) the courts of the State of New York located in New York County, New York or (ii) the U.S. District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement and the transactions contemplated hereby and thereby may not be enforced in or by any of the above-named courts.

Section 12.12 Waiver of Jury Trial. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.12.

Section 12.13 Waiver of Immunity. To the extent that Borrower has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder and under the Note to the fullest extent permitted by law.

Section 12.14 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

Section 12.15 Limitation on Rights of Others. Except for the Indemnitees referred to in Section 11.01, no Person other than a Party shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 12.16 Survival.

(a) The obligations of Borrower contained in Sections 4.06, 4.07, Article V, Article XI and this Section 12.16 shall survive the repayment of the Loan, assignment of the Loan by Lender and the cancellation of the Note and the termination of the other obligations of Borrower hereunder.

(b) All representations and warranties by Borrower, whether with respect to Borrower, the Company, any respective Affiliate or any asset or property, contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement and continue in effect until payment of all amounts due to Lender under the Loan Documents.

Section 12.17 Confidentiality.

(a) Until the payment of all amounts required pursuant to Section 3.01, and for a period of three years thereafter, each Party shall maintain in strict confidence all Confidential

Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement. Notwithstanding the foregoing, the obligations of confidentiality and non-use set forth in this Section 12.17 shall not apply to the extent that the receiving Party or its Affiliates: (a) discloses such Confidential Information solely on a “need to know basis” to its employees, consultants and Affiliates as well as any actual or potential acquirers, merger partners, licensees, permitted assignees, collaborators (including licensees), subcontractors, investment bankers, investors, limited partners, partners, lenders, or other financial partners, and its and their respective directors, employees, contractors and agents, on a confidential basis to the extent requested by an authorized representative of a U.S. or foreign tax authority, or (b) discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a Governmental Entity. A Party receiving any such Confidential Information hereunder agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which in any event must not be less than a reasonable standard of care. Each Party shall be responsible for the breach of this Section 12.17 by its employees, consultants or Third Parties to whom such disclosure is made pursuant to this Section 12.17. Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.

(b) The obligations of confidentiality and non-use set forth in Section 12.17(a) shall not apply to the extent that the receiving Party or its Affiliates is required to disclose Confidential Information pursuant to: (i) an order of a court of competent jurisdiction; (ii) Applicable Laws; (iii) regulations or rules of a securities exchange; or (iv) requirement of a Governmental Entity.

(c) Effective upon the date hereof, the Confidentiality Agreement shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 12.17.

Section 12.18 Patriot Act Notification. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, regulations promulgated thereunder and under other Applicable Law, Lender is required to obtain, verify and record information that identifies each Borrower and the Company, which information includes the name and address of each such party and other information that will allow Lender to identify each such party in accordance with the Patriot Act. The Company and Borrower agree to, promptly following a request by Lender, provide all such other documentation and information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 12.19 Electronic Execution; Counterparts. This Agreement, any Transaction Document and any other Notice, including Notice required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

HCR RGNX ROYALTY SPV, LP,
as Lender

By: HCR RGNX ROYALTY SPV GP, LLC,
its general partner

By: /s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chief Executive Officer

REGENXBIO RS LLC,
as Borrower

By: /s/ Curran Simpson
Name: Curran Simpson
Title: Chief Executive Officer